UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Agios Pharmaceuticals, Inc.
(Name of Registrant as Specified in its Charter)
Not applicable.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

88 Sidney Street, Cambridge, Massachusetts 02139

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 20, 2024

Dear Stockholder:

You are cordially invited to our Annual Meeting of Stockholders. The meeting will be a virtual meeting held via the internet on Thursday, June 20, 2024, beginning at 9:00 a.m., Eastern Time. The meeting will be held for the following purposes:

1.

To elect each of the four Class II director nominees set forth in the Proxy Statement, each to serve for a three-year term expiring at the 2027 annual meeting of stockholders and until his or her respective successor is duly elected and qualified;

2.	To vote, on an advisory basis, to approve the compensation paid to our named executive officers;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and

4.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

Our Annual Meeting will be a virtual meeting of stockholders, which will be conducted exclusively via the internet at a virtual web conference. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person. This means that you can attend the Annual Meeting online, vote your shares during the online meeting and submit questions for consideration at the online meeting. Stockholders of record as of the close of business on April 22, 2024 are entitled to vote at the meeting. In order to attend the meeting online, vote your shares electronically during the meeting and submit questions, you must register in advance at www.proxydocs.com/AGIO prior to the deadline of June 18, 2024 at 5:00 p.m., Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions. Please be sure to follow instructions found on your Notice of Internet Availability of Proxy Materials, proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. We believe that hosting a “virtual meeting” will enable greater stockholder attendance and participation from any location around the world.

At Agios we are keenly focused on the contribution we can make to environmental sustainability. Instead of mailing a paper copy of our proxy materials to all of our stockholders, this year we are again providing access to our proxy materials over the internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our Annual Report for the fiscal year ended December 31, 2023 (the “2023 Annual Report”). We are mailing the Notice on or about April 26, 2024, and it contains instructions on how to access our proxy materials over the internet. The Notice also contains instructions on how each of our stockholders can receive a paper copy of our proxy materials, including this Proxy Statement, our 2023 Annual Report, and a form of proxy card. All stockholders who do not receive the Notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. We have chosen to employ this distribution process to conserve natural resources and reduce the costs of printing and distributing our proxy materials.

We encourage all stockholders to attend the Annual Meeting online. Whether or not you plan to attend the Annual Meeting online, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible by using the internet as described in the instructions included on your Notice, by calling the toll-free telephone number included in the Proxy Statement, or, if you received a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card. Further information about how to register for the Annual Meeting, attend the Annual Meeting online, vote your shares and submit questions for consideration at the meeting is included in the accompanying Proxy Statement.

A complete list of registered stockholders will be available to stockholders of record for examination at www.proxydocs.com/AGIO during the 10-day period ending on the day before the Annual Meeting

Thank you for your ongoing support and continued interest in Agios Pharmaceuticals, Inc.

By Order of the Board of Directors,

Brian Goff

Chief Executive Officer

Cambridge, Massachusetts

April 26, 2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 20, 2024: This Proxy Statement and our 2023 Annual Report to Stockholders are available at www.proxydocs.com/AGIO. These documents are also available to any stockholder who wishes to receive a paper copy by calling (866) 648-8133, visiting www.investorelections.com/AGIO or emailing paper@investorelections.com.

i

PROXY STATEMENT FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 20, 2024

INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement contains information about our 2024 Annual Meeting of Stockholders, or the Annual Meeting. The Annual Meeting will be held on Thursday, June 20, 2024, beginning at 9:00 a.m. Eastern Time. The meeting will be a virtual meeting held via the internet. In order to attend the Annual Meeting online, you must register in advance at www.proxydocs.com/AGIO prior to the deadline of June 18, 2024 at 5:00 p.m., Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting. Please be sure to follow instructions found on your Notice of Internet Availability of Proxy Materials, proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person.

Except where the context otherwise requires, references to “Agios Pharmaceuticals,” “Agios,” “the company,” “our company,” “we,” “us,” “our” and similar terms refer to Agios Pharmaceuticals, Inc. and its consolidated subsidiaries. References to our website are inactive textual references only and the contents of our website are not incorporated by reference into this Proxy Statement.

This Proxy Statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by our board of directors for use at the Annual Meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on your proxy, your shares will be voted in accordance with the recommendations of our board of directors. We are making this Proxy Statement, the related proxy card and our annual report to stockholders for the fiscal year ended December 31, 2023, or the 2023 Annual Report, available to stockholders for the first time on or about April 26, 2024.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why do I have access to these materials?

We have made these proxy materials available to you because our board of directors is soliciting your proxy to vote at the Annual Meeting to be held on Thursday, June 20, 2024 at 9:00 a.m., Eastern Time, including at any adjournments or postponements of the meeting. As a holder of record of common stock as of the close of business on April 22, 2024, you are invited to attend the Annual Meeting online and are requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under the rules adopted by the U.S. Securities and Exchange Commission, or the SEC, and that is designed to assist you in voting your shares.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Because we care about the sustainability of our environment, and in accordance with SEC rules, we have elected to provide access to our proxy materials, including this Proxy Statement and our 2023 Annual Report, over the internet. Accordingly, we have sent a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record entitled to vote at the Annual Meeting with instructions for accessing the proxy materials. We mailed the Notice on or about April 26, 2024 to all stockholders entitled to vote at the Annual Meeting.

All stockholders entitled to vote at the Annual Meeting will have the ability to access the proxy materials by visiting the website referred to in the Notice, www.proxydocs.com/AGIO. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. The Notice also contains instructions to request to receive, free of charge, a printed set of the proxy materials. You may request the printed set of proxy materials over the internet at www.investorelections.com/AGIO, by emailing paper@investorelections.com, or by calling (866) 648-8133.

The Notice also identifies the date and time of the virtual Annual Meeting; instructions on how to attend the Annual Meeting online; the matters to be acted upon at the Annual Meeting and our board of directors’ recommendation with regard to each matter; and information on how to access and vote the form of proxy.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Proxy Statement provides instructions on how to vote by proxy over the internet or by telephone, by requesting and returning a printed proxy card, or by voting online during the Annual Meeting.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

(1)

To elect each of the four Class II director nominees set forth in the Proxy Statement, each to serve for a three-year term expiring at the 2027 annual meeting of stockholders and until his or her respective successor is duly elected and qualified.

(2)	To vote, on an advisory basis, to approve the compensation paid to our named executive officers.

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Stockholders will also act on any other business that may properly come before the meeting, or any adjournment or postponement thereof.

Why is the 2024 Annual Meeting a virtual, online meeting?

Our 2024 Annual Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the internet. There will not be a physical meeting location. We believe that hosting a virtual meeting facilitates greater stockholder attendance and participation by enabling stockholders to participate remotely from any location around the world. Our virtual meeting will be governed by our Rules of Conduct and

Procedures which will be posted at www.proxydocs.com/AGIO in advance of the meeting. We have designed the virtual Annual Meeting to provide the same rights and opportunities to participate as stockholders have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.

How do I virtually attend the Annual Meeting?

We will host the Annual Meeting live online via webcast. In order to attend the Annual Meeting online, you must register in advance at www.proxydocs.com/AGIO prior to the deadline of June 18, 2024 at 5:00 p.m., Eastern Time. Online registration for the Annual Meeting will begin on or around April 26, 2024, and you should allow ample time for online registration. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting. Please be sure to follow instructions found on your Notice, proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email.

The webcast of the Annual Meeting will start at 9:00 a.m., Eastern Time, on June 20, 2024. We will have technicians standing by and ready to assist you with any technical difficulties you may have accessing the virtual meeting at 9:00 a.m., Eastern Time on June 20, 2024. If you encounter any difficulties accessing the virtual meeting during registration or at the time of the virtual meeting, please contact technical support by following the instructions provided to you upon registration for the Annual Meeting.

Who can vote?

Only stockholders of record at the close of business on April 22, 2024, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. On this record date, there were 56,772,966 shares of our common stock outstanding. Common stock is our only class of stock outstanding.

How many votes do I have?

Each share of our common stock that you own as of the record date, April 22, 2024, entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions, choose the way to vote that is the easiest and most convenient for you and cast your vote as soon as possible.

How do I vote?

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, brokerage firm or other nominee, you may vote:

(1)

Over the Internet prior to the Annual Meeting: To vote over the internet prior to the Annual Meeting, please go to the following website: www.proxypush.com/AGIO, and follow the instructions at that site for submitting your proxy electronically. If you vote over the internet prior to the Annual Meeting, you do not need to complete and mail your proxy card or vote your proxy by telephone. Your vote must be received by 8:59 a.m., Eastern Time, on June 20, 2024 to be counted.

(2)

By Telephone prior to the Annual Meeting: To vote by telephone, please call (866) 509-2148, and follow the instructions provided on the proxy card. If you vote by telephone, you do not need to complete and mail your proxy card or vote your proxy over the internet. Your vote must be received by 8:59 a.m., Eastern Time, on June 20, 2024 to be counted.

(3)

By Mail prior to the Annual Meeting: To vote using the printed proxy card that may be delivered to you upon request, simply complete, sign and date the proxy card and return it promptly in the postage prepaid envelope provided to Proxy Tabulator for Agios Pharmaceuticals, Inc., c/o Mediant, a BetaNXT business, P.O. Box 8016, Cary, NC 27512-9903. If you vote by mail, you do not need to vote over the internet or by telephone. If Mediant receives the proxy card no later than June 19, 2024, we will vote your shares as you direct.

(4)

Online during the Annual Meeting: In order to attend the Annual Meeting online and vote online during the Annual Meeting, you must register in advance at www.proxydocs.com/AGIO prior to the deadline of June 19, 2024 at 5:00 p.m., Eastern Time. You may vote your shares online while virtually attending the Annual Meeting by following instructions found on your Notice, proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you vote by proxy prior to the Annual Meeting and choose to attend the Annual Meeting online, there is no need to vote again during the Annual Meeting unless you wish to change your vote.

If your shares are held in “street name,” meaning they are held for your account by a bank, brokerage firm, or other nominee, you may vote:

(1)

Over the Internet or by Telephone prior to the Annual Meeting: You will receive instructions from your bank, brokerage firm, or other nominee if they permit internet or telephone voting. You should follow those instructions.

(2)

By Mail prior to the Annual Meeting: You will receive instructions from your bank, brokerage firm, or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)

Online during the Annual Meeting: You will receive instructions from your bank, brokerage firm, or other nominee explaining how you can register to attend the Annual Meeting online and vote your shares online during the Annual Meeting. You should follow those instructions.

Can I change my vote?

If your shares are registered directly in your name, you may revoke your proxy and change your vote by following one of the below procedures:

(1)

Vote over the internet or by telephone as instructed above under “Over the Internet prior to the Annual Meeting” and “By Telephone prior to the Annual Meeting”. Only your latest internet or telephone vote submitted prior to the Annual Meeting is counted. You may not change your vote prior to the Annual Meeting over the internet or by telephone after 8:59 a.m., Eastern Time, on June 20, 2024.

(2)

Sign, date and complete a new proxy card and send it by mail to Proxy Tabulator for Agios Pharmaceuticals, Inc., c/o Mediant, a BetaNXT business, P.O. Box 8016, Cary, NC 27512-9903. Mediant must receive the proxy card no later than June 19, 2024. Only your latest dated and timely received proxy will be counted.

(3)

Virtually attend the Annual Meeting and vote online as instructed above under “Online during the Annual Meeting”. Virtually attending the Annual Meeting, without voting online during the Annual Meeting, will not revoke your internet vote, telephone vote or proxy submitted by mail, as the case may be.

If your shares are held in “street name,” you may submit new voting instructions with a later date by contacting your bank, brokerage firm, or other nominee. You may also vote online during the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions; see “How do I vote?” above.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, by telephone, or by mail prior to the Annual Meeting or online while virtually attending the Annual Meeting. If you submit a proxy card without giving specific voting instructions on one or more matters listed in the Notice, your shares will be voted as recommended by our board of directors on such matters, and as the proxyholders may determine in their discretion how to vote with respect to any other matters properly presented for a vote at the Annual Meeting.

If your shares are held in “street name,” your brokerage firm may, under certain circumstances, vote your shares if you do not return your voting instructions. Brokerage firms can vote customers’ uninstructed shares on discretionary matters but they will not be allowed to vote your uninstructed shares with respect to non-discretionary items. If you do not timely return voting instructions to your brokerage firm to vote your shares, your brokerage firm may, on discretionary matters, either vote your shares or leave your shares unvoted.

Your brokerage firm cannot vote your uninstructed shares on any matter that is not considered discretionary. Proposal 1, the election of four Class II directors, and Proposal 2, an advisory vote on the compensation paid to our named executive officers, are not considered discretionary matters. If you do not instruct your brokerage firm on how to vote with respect to these items, your brokerage firm may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter. Proposal 3, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, is considered a discretionary matter, and your brokerage firm will be able to vote on that item if it does not receive instructions from you, so long as it holds your shares in its name. We encourage you to provide voting instructions to your brokerage firm or other nominee. This ensures that your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your brokerage firm or other nominee about how to submit your voting instructions.

How many shares must be represented to hold the Annual Meeting?

A majority of our shares of common stock outstanding at the record date must be present virtually or represented by proxy to hold the Annual Meeting. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the internet, by telephone, by completing and submitting a proxy by mail, or that are represented virtually at the Annual Meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares that are “broker non-votes”. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

The presence at the Annual Meeting, virtually or by proxy, of holders representing a majority of our outstanding common stock as of the record date, April 22, 2024, or approximately 28,386,484 shares, constitutes a quorum at the meeting and permits us to conduct the business of the meeting.

What vote is required to approve each matter and how are votes counted?

Proposal 1 — Election of Directors

The four nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is not considered a discretionary matter. Therefore, if your shares are held by your brokerage firm in “street name” and you do not timely provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on Proposal 1. Broker non-votes will not be counted as votes FOR or WITHHELD from any nominee. As a result, such broker non-votes will have no effect on the voting on Proposal 1. You may:

•	vote FOR all nominees;

•	vote FOR a particular nominee or nominees and WITHHOLD your vote from the other nominees; or

•	WITHHOLD your vote from all nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the voting on Proposal 1.

Proposal 2 — Advisory Vote on the Compensation Paid to Named Executive Officers

To approve Proposal 2, holders of a majority of the votes cast on the matter must vote FOR the proposal. Proposal 2 is not considered a discretionary matter. Shares which abstain and broker non-votes will not be counted as votes in favor of, or with respect to, this proposal and will also not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. Proposal 2 is non-binding. Because this vote is advisory and not binding on us or our board of directors in any way, our board may decide that it is in our and our stockholders’ best interests to compensate our named executive officers in an amount or manner that differs from that which is approved by our stockholders.

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm

To approve Proposal 3, holders of a majority of the votes cast on the matter must vote FOR the proposal. Proposal 3 is considered a discretionary matter. If your shares are held by your brokerage firm in “street name” and you do not timely provide voting instructions with respect to your shares, your brokerage firm may vote your uninstructed shares on Proposal 3. If your brokerage firm exercises this discretionary authority, no broker non-votes are expected to occur in connection with Proposal 3. If you ABSTAIN from voting on Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the outcome of Proposal 3.

Although stockholder approval of our audit committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Annual Meeting, our audit committee will reconsider its appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

•	FOR the election of each of the four nominees to serve on our board of directors as Class II directors, each for a three-year term;

•	FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any matters that may come before the Annual Meeting other than the election of our Class II directors, the approval, on an advisory basis, of the compensation of our named executive officers, and the ratification of the appointment of our independent registered public accounting firm. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Who will count the votes?

The votes will be counted, tabulated and certified by Mediant, a BetaNXT business.

Will my vote be kept confidential?

Your vote will be kept confidential and we will not disclose your vote, unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the board of directors. The inspector of election will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on the proxy card.

How do I submit a question at the Annual Meeting?

If you wish to submit a question, on the day of the Annual Meeting, beginning at 8:00 a.m., Eastern Time on Thursday, June 20, 2024, you may log into the virtual meeting platform using the unique link provided to you via email following the completion of your registration at www.proxydocs.com/AGIO, and follow the instructions there. Our virtual meeting will be governed by our Rules of Conduct and Procedures, which will be posted at www.proxydocs.com/AGIO in advance of the meeting. The Rules of Conduct and Procedures will govern the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants. All questions asked in accordance with the Rules of Conduct and Procedures received from stockholders before or during the virtual Annual Meeting will be posted on our website at investor.agios.com as soon as practicable following the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election and published in a current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

How and when may I submit a stockholder proposal, including a stockholder nomination for director for the 2025 annual meeting of stockholders?

Stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to give the nominating and corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2025 annual meeting of stockholders, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.” Such submissions must state the nominee’s name, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of common stock owned by such stockholder or group of stockholders, as well as other information required by our bylaws or SEC regulations. We may require any proposed nominee to furnish such other information as we may reasonably require in determining the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting proxies. Our directors, officers and other employees may solicit proxies in person or by mail, telephone, fax or email. We will pay our directors, officers and other employees no additional compensation for these services. We will ask banks, brokerage firms and other nominees to forward these proxy materials to their principals and to obtain authority to execute proxies. We may reimburse them for their expenses.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our Annual Report on Form 10-K for the year ended December 31, 2023 that we filed with the SEC, we will send you one, without exhibits, free of charge. Please contact Investor Relations at 88 Sidney Street, Cambridge, Massachusetts 02139; telephone: 617-649-8600; e-mail: IR@agios.com.

All of our SEC filings are also available free of charge in the “Investors—Financials—SEC Filings” section of our website at www.agios.com.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact Investor Relations at 88 Sidney Street, Cambridge, Massachusetts 02139; telephone: 617-649-8600; e-mail: IR@agios.com.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the potential benefits of PYRUKYND® (mitapivat); the company’s plans, strategies and expectations for its preclinical, clinical and commercial advancement of its drug development, including PYRUKYND®; and the potential benefits of the Company’s strategic plans and focus. The words “aim,” “anticipate,” “believe,” “could,” “expect,” “goal,” “hope,” “intend,” “may”, “might,” “milestone,” “plan,” “potential,” “possible,” “strategy,” “will,” “vision,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations and beliefs. For example, there can be no guarantee that any product candidate the company is developing will successfully commence or complete necessary preclinical and clinical development phases, or that development of any of the company’s product candidates will successfully continue. There can be no guarantee that any positive developments in the company’s business will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this proxy statement could also be affected by risks and uncertainties relating to a number of other important factors, including, without limitation: risks and uncertainties related to the Company’s ability to conduct its ongoing and planned research activities and its conduct ongoing and planned preclinical studies and clinical trials; the company’s ability to obtain clinical supply of current or future drug candidatesand commercial supply of current or future approved products; the company’s ability to launch, market and sell current or future approved products; the company’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the Food and Drug Administration, the European Medicines Agency or other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; the company’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its planned clinical trials; unplanned cash requirements and expenditures; competitive factors; the company’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing; the company’s ability to maintain key collaborations; the failure of the company to receive milestone or royalty payments related to the sale of its oncology business, the uncertainty of the timing of any receipt of any such payments, and the uncertainty of the results and effectiveness of the use of proceeds from the transaction with Servier; and general economic and market conditions. These and other risks are described in greater detail under the caption “Risk Factors” included in the company’s public filings with the Securities and Exchange Commission. Any forward-looking statements contained in this proxy statement speak only as of the date hereof, and the company expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices and, if applicable, our annual report and other proxy materials, with respect to two or more stockholders sharing the same address by delivering a single Notice and, if applicable, a single set of our annual report and proxy materials, addressed to those stockholders. This practice, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice and, if applicable, a single copy of our annual report and our proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, a separate set of our annual report and proxy materials in the future, please notify your broker or contact us. If you wish to receive a separate set of our annual report and proxy materials for this year’s Annual Meeting, we will deliver them promptly upon written or oral request. Stockholders who currently receive multiple copies of the Notice, and, if applicable, our annual report and other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers or us. To contact us, direct your written or oral request to: Agios Pharmaceuticals, Inc., 88 Sidney Street, Cambridge, MA 02139, Attention: Corporate Secretary, 617-649-8600 or contact Investor Relations at 617-649-8600.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of March 31, 2024, by:

•	each person known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors and nominees for director;

•

our principal executive officer, our principal financial officer and our other executive officers named in the Summary Compensation Table below, whom we collectively refer to as our named executive officers; and

•	all directors and executive officers as a group.

The percentage of shares beneficially owned is computed on the basis of 56,751,112 shares of our common stock outstanding as of March 31, 2024. The number of shares beneficially owned by each stockholder is determined under rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 31, 2024 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o Agios Pharmaceuticals, Inc., 88 Sidney Street, Cambridge, MA 02139. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares of Common Stock Owned	+	Common Stock Underlying Options and Other Rights Acquirable Within 60 Days	=	Total Beneficial Ownership
Name of Beneficial Owner					Number	Percentage

5% Stockholders
The Vanguard Group(1)	5,599,917		—		5,599,917	9.87%
BlackRock, Inc.(2)	4,962,237		—		4,962,237	8.74%
Entities affiliated with Farallon Partners, L.L.C. (3)	4,167,602		—		4,167,602	7.34%
BB Biotech AG(4)	4,000,000		—		4,000,000	7.05%
Armistice Capital, LLC(5)	3,524,000		—		3,524,000	6.21%

Named Executive Officers and Directors
James Burns	37,169		83,668		120,837	*
Sarah Gheuens, M.D., Ph.D.	39,066		43,713		82,779	*
Brian Goff	53,780		273,032		326,812	*
Cecilia Jones	14,840		55,741		70,581	*
Tsveta Milanova.	13,234		45,224		58,458	*
Jacqualyn A. Fouse, Ph.D.	129,253		745,950		875,203	1.52%
Rahul Ballal, Ph.D.	2,302		16,596		18,898	*
Jeff Capello	—		—		—	*
Kaye Foster(6)	7,724		68,809		76,553	*
Maykin Ho, Ph.D.	11,524		98,160		109,684	*
Catherine Owen	—		—		—	*
David Scadden, M.D.	12,095		84,910		97,005	*
David P. Schenkein, M.D.(7)	472,708		570,410		1,043,118	1.82%
Cynthia Smith	2,302		16,596		18,898	*
All executive officers and directors as a group (14 persons)	795,997		2,102,809		2,898,806	4.93%

*	Less than 1%.

(1)

Based solely on a Schedule 13G/A filed with the SEC on February 12, 2024. The Vanguard Group (“Vanguard”) is deemed to be the beneficial owner of 5,599,917 shares of common stock, with respect to which it reported shared voting power over 38,887 shares, sole dispositive power over 5,497,393 shares and shared dispositive power over 102,524 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(2)

Based solely on a Schedule 13G/A filed with the SEC on January 25, 2024 by BlackRock, Inc. (“BlackRock”) and certain of its subsidiaries. BlackRock is deemed to be the beneficial owner of 4,962,237 shares of common stock, with respect to which it reported sole voting power over 4,824,374 shares and sole dispositive power over 4,962,237 shares. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(3)

Based solely on a Schedule 13G/A filed with the SEC on February 8, 2024 by Farallon Partners, L.L.C. and the following associated entities and persons: Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Four Crossings Institutional Partners V, L.P., Farallon Capital Offshore Investors II, L.P., Farallon Capital F5 Master I, L.P., Farallon Capital (AM) Investors, L.P., Farallon Healthcare Partners Master, L.P., Farallon Institutional (GP) V, L.L.C., Farallon F5 (GP), L.L.C., Farallon Healthcare Partners (GP), L.L.C., Joshua J. Dapice, Philip D. Dreyfuss, Hannah E. Dunn, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes, John R. Warren, and Mark C. Wehrly (collectively, the “Farallon Reporting Persons”), reporting beneficial ownership, consisting of shared voting power and shared dispositive power over these shares. The address of the Farallon Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

(4)

Based solely on a Schedule 13G/A filed with the SEC on February 13, 2024. BB Biotech AG (“BB Biotech”) and its wholly-owned subsidiary Biotech Target N.V. (“Biotech Target”) share voting and dispositive power over 4,000,000 shares of common stock. The address of BB Biotech is Schwertstrasse 6, CH-8200 Schaffhausen, Switzerland and the address of Biotech Target is Ara Hill Top Building, Unit A-5, Pletterijweg Oost 1, Curacao.

(5)

Based solely on a Schedule 13G/A filed with the SEC on February 14, 2024. Armistice Capital, LLC (“Armistice Capital”) is the investment manager of Armistice Capital Master Fund Ltd. (the “Master Fund”), the direct holder of the shares, and pursuant to an Investment Management Agreement, Armistice Capital exercises voting and investment power over our securities held by the Master Fund and thus may be deemed to beneficially own the securities held by the Master Fund. Armistice Capital and Steven Boyd, its managing member, are deemed to have shared voting and dispositive power over 3,524,000 shares of common stock. The Master Fund specifically disclaims beneficial ownership of the securities directly held by it by virtue of its inability to vote or dispose of such securities as a result of its Investment Management Agreement with Armistice Capital. The principal business address of Armistice Capital is 510 Madison Avenue, 7th Floor, New York, NY 10022.

(6)	Includes shares of common stock held by the Foster Family Revocable Trust.

(7)	Includes shares of common stock held by the David P. Schenkein 2004 Revocable Trust and shares of common stock held by the Amy P. Schenkein 2004 Revocable Trust.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors is divided into three classes, with one class of our directors standing for election each year. Directors in each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office for a three-year term and until their resignation or removal or their successors are duly elected and qualified. In accordance with our certificate of incorporation and bylaws, our directors may fill existing vacancies on the board of directors.

The term of office of our Class II directors, Kaye Foster, Maykin Ho, Ph.D., Jeffrey Capello and Catherine Owen will expire at the Annual Meeting. The nominees for Class II directors for election at the Annual Meeting are Ms. Foster, Dr. Ho, Mr. Capello and Ms. Owen. If any of Ms. Foster, Dr. Ho, Mr. Capello or Ms. Owen is elected at the Annual Meeting, such individual will be elected to serve for a three-year term that will expire at our 2027 annual meeting of stockholders and until such individual’s successor is elected and qualified. Mr. Capello and Ms. Owen were elected to our board of directors effective in June 2023 by our board of directors, upon the recommendation of the nominating and corporate governance committee, and they are standing for election by our stockholders for the first time at this Annual Meeting.

If no contrary indication is made, proxies in the accompanying form will be voted for Ms. Foster, Dr. Ho, Mr. Capello and Ms. Owen or, in the event that any of Ms. Foster, Dr. Ho, Mr. Capello and Ms. Owen is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our board of directors to fill the vacancy.

Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business, understanding of the competitive landscape and adherence to high ethical standards. Certain individual qualifications and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the following paragraphs.

Information Regarding Directors

The following paragraphs provide information as of the date of this Proxy Statement about each director and nominee for director, as furnished to us by the directors and nominees for director. The information presented includes information each such individual has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each such individual’s specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he or she should serve as a director, we also believe that each of our directors and director nominees has a reputation for integrity, honesty and adherence to high ethical standards. Each has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board of directors. Finally, we value their significant experience on other public company boards of directors and board committees.

Information about the number of shares of common stock beneficially owned by each of our directors and nominees for director appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

There are no family relationships between or among any of our executive officers, directors or nominees for director.

Nominees for Election to the Board of Directors

Term Expiring at the 2027 Annual Meeting of Stockholders, if elected at the Annual Meeting (Class II)

Name	Age (as of April 1, 2024)	Position with Agios Pharmaceuticals, Inc.
Kaye Foster	64	Director
Maykin Ho, Ph.D.	71	Director
Jeffrey Capello	59	Director
Catherine Owen	53	Director

Kaye Foster has served as a member of our board of directors since December 2014. Ms. Foster has more than 28 years of experience in human resources in the pharmaceutical industry and has been a Senior Advisor at the Boston Consulting Group since 2014 and in January 2022 joined ARCH Venture Partners as a venture partner. Previously, she was Senior Vice President, Global Human Resources at Onyx Pharmaceuticals, Inc., an Amgen, Inc., or Amgen, subsidiary and a biopharmaceutical company, or Onyx, from 2010 to 2014. At Onyx, which was acquired by Amgen in 2013, she led all aspects of human resources for U.S. and global operations. Prior to joining Onyx, Ms. Foster was Global Vice President of Human Resources and an Executive Committee member at Johnson and Johnson Corporation, a publicly traded healthcare company, from 2003 to 2010. Before Johnson and Johnson, Ms. Foster held several senior human resources executive positions with Pfizer Inc., a publicly traded pharmaceuticals company, supporting its pharmaceuticals businesses in Japan, Asia, Africa, Middle East and Latin America and, notably, led the integration of both the Warner-Lambert and Pharmacia mergers for these regions. Prior to that, she gained 10 years of operational experience within The Yellow Pages. She currently serves on the board of directors and compensation committee of Prime Medicine, Inc., or Prime, a publicly traded biotechnology company, on the board of directors and compensation and community equity committee of National Resilience Inc., a technology-focused biomanufacturing company, on the board of directors and compensation and facilities committees of Stanford Health Care, a hospital and healthcare system, on the board and human resources committee of Spelman College and chairs the Board of Trustees of the Glide Foundation. Ms. Foster formerly served on the board of directors and compensation committee of Grail, Inc., or Grail, a private biotechnology company, prior to its acquisition by Illumina, Inc., or Illumina. She earned her undergraduate degree at Baruch College of the City University of New York and received her M.B.A. from Columbia University, Graduate School of Business. We believe Ms. Foster’s qualifications to serve on our board of directors include her extensive experience as an executive in the pharmaceuticals industry, including her experience in people management, compensation planning and driving and maintaining corporate culture.

Maykin Ho, Ph.D. has served as a member of our board of directors since June 2015. Dr. Ho has more than 30 years of experience in the healthcare and finance industries. She has been a venture partner at Qiming Venture Partners, a venture capital firm in China and Hong Kong, since July 2015. From July 1992 to February 2015, she held various positions at Goldman Sachs, a global investment bank, including: from 2010 to 2015, she served as advisory director of global healthcare investment banking; from 2002 to 2010, she served as partner and co-head of healthcare investment research; and from 1992 to 2010 she served as senior biotechnology research analyst. Prior to Goldman Sachs, Dr. Ho held various managerial positions in licensing, strategic planning, marketing and research at DuPont-Merck Pharmaceuticals, a global pharmaceutical company, and DuPont de Nemours & Company. She is a member of the board of directors and audit committee of Fibrogen, Inc., a publicly traded biotechnology company; a member of the board of directors and audit committee of Parexel International, a privately-held, global pharmaceutical services company; a member of the board of directors, audit committee and science and technology committee of BioMarin Pharmaceutical Inc., a publicly traded biopharmaceutical company; and a member of the board of directors, audit committee and nominating and governance committee of Neumora Therapeutics, Inc., a public biotechnology company. Dr. Ho previously served on the board of directors, audit committee and chaired the nominating and corporate governance committee of Grail, prior to its acquisition by Illumina in 2021. Dr. Ho also serves on the board of directors, audit committee and investment committee of two non-profit research institutes: the Aaron Diamond AIDS Research Center and the Institute for Protein Innovation. In addition, she is a member of the Biotech Advisory Panel of The Stock Exchange of Hong Kong. Previously, Dr. Ho served on the board of directors and audit committee of Parexel International when it was a publicly traded company, and on the investment committee of the Society of Neuroscience. She was a postdoctoral fellow at the pathology department of Harvard Medical School and a graduate of the Advanced Management Program at The Fuqua School of Business, Duke University. Dr. Ho received a Ph.D. in microbiology and immunology and a B.S. from the State University of New York, Downstate Medical Center. We believe Dr. Ho is qualified to serve on our board of directors due to her extensive experience in healthcare investment research and banking.

Jeffrey Capello has served on our board of directors since June 2023. Mr. Capello has served as the managing partner of Monomoy Advisors, a financial advisory firm, since April 2021. Mr. Capello served as the Executive Vice President and Chief Financial Officer of Biogen Inc, a biopharmaceutical company, from December 2017 to August 2020. Prior to joining Biogen, Mr. Capello served as the Chief Financial Officer of Beacon Health Options, Inc., a behavioral health company, with responsibility for finance, human resources, information technology, real estate and procurement from October 2016 until November 2017. From July 2015 until September 2016, Mr. Capello was the founder and Chief Executive Officer of Monomoy Advisors. From July 2014 until June 2015 Mr. Capello served as the Executive Vice President and Chief Financial Officer of Ortho-Clinical Diagnostics, an in-vitro diagnostics company that was acquired by the Carlyle Group from Johnson & Johnson, with responsibility for global finance and business development. From March 2010 to December 2013 Mr. Capello served as Chief Financial Officer and Executive Vice President of Boston Scientific Corporation, a medical device company. Mr. Capello joined Boston Scientific in June 2008 and served as Senior Vice President and Chief Accounting Officer until March 2010. From 2006 to 2008 he was the Senior Vice President and Chief Financial Officer with responsibilities for global finance and business development at PerkinElmer, Inc., a life sciences tool company. Previously, he served as PerkinElmer’s Vice President of Finance, Corporate Controller, Treasurer and Chief Accounting Officer from 2001 to 2006. Prior to his tenure at PerkinElmer, Mr. Capello was a Partner at PricewaterhouseCoopers LLP, both in the United States and in the Netherlands. Mr. Capello serves on the board of directors of Neogen Corporation, a publicly traded company that develops solutions for food and animal safety, and previously served on the boards of directors and chaired the audit committees of public biotechnology companies Sirtis Pharmaceuticals, Inc., OvaScience, Inc. and Flex Pharma, Inc. Mr. Capello holds a M.B.A. from Harvard Business School and a B.S. in Business Administration from the University of Vermont. We believe that Mr. Capello is qualified to serve on our board of directors due to his over 30 years of industry experience, including extensive experience as a senior finance executive.

Catherine Owen has served as a member of our board of directors since June 2023. In her most recent role, Ms. Owen was Senior Vice President, Major Markets at Bristol-Myers Squibb, or BMS, a global biopharmaceutical company, overseeing commercial operations for the business in 18 countries including Japan, Germany, France, and others across Europe. Ms. Owen joined BMS in 2019 from Johnson & Johnson Corporation, or J&J, a healthcare company, where she served most recently as President of Janssen Immunology North America from 2018 to 2019, which launched new products in Crohn’s disease and psoriasis and led the development of J&J’s biosimilars strategy. Prior to leading Janssen Immunology, Ms. Owen was the President of the Infectious Diseases business in the US from 2016 to 2018, responsible for the HIV, RSV, Flu, and Hepatitis B pipeline. Prior to that Ms. Owen worked in various functions and businesses at J&J and led the launches of multiple products in both Europe and the United States. Ms. Owen began her career in the pharmaceutical industry in 1992 at AstraZeneca in London as a production support pharmacist. Ms. Owen was formerly on the board of directors and chair of the compensation committee for Optinose PLC, a public specialty pharmaceutical company, and was on the board of directors of Robert Wood Johnson University Hospitals, a non-profit organization. Ms. Owen earned her Bachelor of Science degree in pharmacy from the University of Manchester and completed her registered pharmacy degree and was a member of the Royal Pharmaceutical Society of Great Britain, MRPhs. We believe that Ms. Owen is qualified to serve on our board of directors because of her extensive commercial experience in the biotechnology industry.

Members of the Board of Directors Continuing in Office

Term Expiring at the 2025

Annual Meeting of Stockholders (Class III)

Name	Age (as of April 1, 2024)	Position with Agios Pharmaceuticals, Inc.
Jacqualyn A. Fouse, Ph.D.	62	Chair
David Scadden, M.D.	71	Director
David P. Schenkein, M.D.	66	Director

Jacqualyn A. Fouse, Ph.D. served as our chief executive officer from February 2019 to August 2022, and has served as a member of our board of directors since December 2017. Dr. Fouse has served as the chair of our board of directors since August 2022. Dr. Fouse served as executive chair of Dermavant Sciences, Inc., a biopharmaceutical company, from July 2017 until September 2018. From September 2010 until June 2017, Dr. Fouse served in various capacities at Celgene Corporation, a biopharmaceutical company, or Celgene, serving as strategic advisor to the management executive committee from April 2017 to June 2017, president and chief operating officer from March 2016 to March 2017, president, hematology and oncology from August 2014 to February 2016, executive vice president and chief financial officer from February 2012 to July 2014, and senior vice president and chief financial officer from September 2010 to February 2012. Prior to joining Celgene, Dr. Fouse served as chief financial officer of Bunge Limited, or Bunge, a global agribusiness and food company, from 2007 to 2010. Prior to joining Bunge, Dr. Fouse served as senior vice president, chief financial officer and corporate strategy at Alcon Laboratories, Inc., or Alcon, a global medical company, from 2006 to 2007, and as its senior vice president and chief financial officer from 2002 to 2006. Prior to her time with Alcon she held a variety of senior leadership roles with international companies. Dr. Fouse is also a director and member of the audit and finance committee and nominating and corporate governance committee of Incyte Corporation, and was a director of Perrigo Company, a publicly traded pharmaceutical manufacturer, Celgene and Dick’s Sporting Goods, Inc., a publicly traded sporting goods retailer. Dr. Fouse also serves on the board of directors, and as Treasurer, of the non-profit organization Friends of Herring River and on the Northeast Chapter board of the non-profit organization the Society for Ecological Restoration. Dr. Fouse earned a B.A. and an M.A. in Economics and a Ph.D. in Finance from the University of Texas at Arlington. She also earned a Masters in Environmental Management from the Yale University School of Forestry and Environmental Studies. We believe Dr. Fouse is qualified to serve as a member of our board of directors due to her extensive experience in the biotechnology sector and her international and senior leadership experience.

David Scadden, M.D. has served as a member of our board of directors since May 2017. Dr. Scadden is a hematologist/oncologist and physician-scientist. He is the Gerald and Darlene Jordan Professor of Medicine at Harvard University, a position he has held since 2006. Since 1995, Dr. Scadden has practiced at the Massachusetts General Hospital, where he founded and directs the Center for Regenerative Medicine and directed the Hematologic Malignancies Center of the MGH Cancer Center for 10 years. Dr. Scadden co-founded and co-directs the Harvard Stem Cell Institute and is Chairman emeritus and Professor of the Harvard University Department of Stem Cell and Regenerative Biology. He is a member of the National Academy of Medicine, the American Academy of Arts and Sciences, is an affiliate member of the Broad Institute of Harvard and MIT and is a former member of the Board of External Experts for the National Heart, Lung and Blood Institute, the Board of Scientific Counselors for the National Cancer Institute, Board of Directors of the International Society for Stem Cell Research and the Executive Committee of the American Society of Hematology. Dr. Scadden is on the board of directors and organization, leadership and compensation and science and technology committees of Editas Medicine, Inc., a publicly traded biotechnology company, and on the boards of directors of the private biotechnology companies Lightning Biotherapeutics and Sonata Therapeutics. Dr. Scadden is also a scientific founder of Fate Therapeutics, Inc., a publicly traded biotechnology company, and was a scientific founder and member of the board of directors and scientific advisory board of Magenta Therapeutics, a publicly traded biotechnology company now merged with Dianthus Therapeutics, Inc. Dr. Scadden was also formerly on the boards of directors of the private biotechnology companies LifeVault Bio and Clear Creek Bio, Inc. He is the recipient of numerous honors including the E. Donnall Thomas and the Dameshek awards from the American

Society of Hematology and awards from the Doris Duke Charitable Trust, the Ellison Medical Foundation, the Burroughs Welcome Fund, and the Leukemia and Lymphoma Society. Dr. Scadden holds degrees from Bucknell University, Case Western Reserve University and honorary degrees from Harvard University, Bucknell University and Lund University in Sweden. We believe Dr. Scadden is qualified to serve on our board of directors due to his scientific expertise in the field of hematology.

David P. Schenkein, M.D. has served as a member of our board of directors since August 2009, as our executive chairman from February 2019 to February 2020, and as the chair of our board of directors from February 2020 to August 2022. Dr. Schenkein also served as our president and chief executive officer from August 2009 until February 2019. Dr. Schenkein has been a hematologist and medical oncologist for more than 30 years. He currently serves as a general partner of GV (Google Ventures), the venture capital arm of Alphabet Inc. (formerly Google), and is an adjunct attending physician in hematology at Tufts Medical Center. Prior to joining Agios, from 2006 to 2009, Dr. Schenkein was the senior vice president, clinical hematology/oncology at Genentech Inc. (now a member of the Roche Group, a global healthcare company), or Genentech, where he was responsible for numerous successful oncology drug approvals and leading the medical and scientific strategies for its bio-oncology portfolio. While at Genentech, he served as an adjunct clinical professor of medical oncology at Stanford University School of Medicine. Prior to joining Genentech, he served as the senior vice president of clinical research at Millennium, overseeing the clinical development and worldwide approval of VELCADE®, a first-in-class cancer therapy now approved to treat multiple myeloma and non-Hodgkins lymphoma. Dr. Schenkein currently serves on the board of directors of Leyden Labs, Inc., Aera Therapeutics, Inc., or Aera, and Treeline Biosciences, all private biotechnology companies, and on the board of directors, nominating and corporate governance committee and science and technology committee of Denali Therapeutics Inc., a publicly traded biotechnology company, on the board of directors, compensation committee and nominating and corporate governance committee of Prime, and on the board of directors and technology committee of Regeneron Pharmaceuticals, Inc., a publicly traded biotechnology company. Dr. Schenkein was formerly on the board of directors of Foundation Medicine, Inc., a publicly traded biotechnology company and on the board of directors, compensation committee and nominating and corporate governance committee of bluebird bio, or bluebird, a publicly traded biotechnology company. Dr. Schenkein holds a B.A. in chemistry from Wesleyan University and an M.D. from the State University of New York Upstate Medical School. We believe that Dr. Schenkein’s detailed knowledge of our company and of hematology and his extensive background in the biotechnology industry, including his roles at Genentech and Millennium, provide a critical contribution to our board of directors.

Term Expiring at the 2026

Annual Meeting of Stockholders (Class I)

Name	Age (as of April 1, 2024)	Position with Agios Pharmaceuticals, Inc.
Rahul Ballal, Ph.D.	46	Director
Brian Goff	55	Chief Executive Officer and Director
Cynthia Smith	55	Director

Rahul Ballal, Ph.D. has served as a member of our board of directors since August 2022. Dr. Ballal has served as chief executive officer of Mediar Therapeutics Inc., or Mediar, a private biotechnology company, since March 2023. Prior to that, he served as President and Chief Executive Officer of Imara, Inc. or Imara, a publicly traded biotechnology company, from June 2018 until its merger with Enliven Therapeutics, Inc., or Enliven, a public biotechnology company in February 2023. Prior to joining Imara, Dr. Ballal served as Chief Business Officer of Northern Biologics Inc., a biotechnology company, from May 2016 to June 2018, and as an Entrepreneur-in-Residence at Versant Ventures Management LLC, a life sciences venture capital firm. Previously, Dr. Ballal was Vice President, Business Development at Flexion Therapeutics, Inc., or Flexion, a publicly traded biopharmaceutical company, from March 2011 to May 2016. Prior to Flexion, he held a venture fellowship position at Novartis Venture Funds, a venture capital fund, as part of the Kauffman Fellowship, from June 2010 to June 2012, and overlapped in business development at the Broad Institute of Massachusetts Institute

of Technology, a biomedical and genomic research center. Dr. Ballal was also the founder and CEO of Redmind LLC, a venture backed data analytics startup that was sold to Ikimbo Inc. in June 2002. Dr. Ballal serves on the board of directors of Mediar, on the board of directors of Enliven, and on the board of directors of Vaderis Therapeutics AG, a private biotechnology company. Dr. Ballal also serves on the board of directors and audit and risk committee of The Park School, a non-profit organization. Dr. Ballal received his Ph.D. in biochemistry and molecular biology from Georgetown University, his M.S. in biotechnology from Johns Hopkins University and his B.A. in biology from Brown University. We believe Dr. Ballal is qualified to serve on our board of directors based on his broad experience in the life sciences industry, including in various investment, operating and leadership roles.

Brian Goff has served as our chief executive officer and a member of our board of directors since August 2022. Prior to joining Agios, Mr. Goff served as Executive Vice President, Chief Commercial and Global Operations Officer of Alexion Pharmaceuticals, Inc. or Alexion, from June 2017 to July 2021. Mr. Goff led the global commercial and operations teams at Alexion, which included responsibility for country operations in each of Alexion’s affiliates in North America, EMEA, Japan, Asia Pacific, and Latin America. Prior to joining Alexion in June 2017, Mr. Goff was Chief Operating Officer and a member of the board of directors of Neurovance, Inc., a biopharmaceutical company, from December 2016 until its acquisition by Otsuka Pharmaceuticals Co., Ltd. in March 2017. Prior to joining Neurovance, Mr. Goff served as the Executive Vice President & President — Hematology Division of Baxalta Incorporated, a biopharmaceutical company, from January 2015 to July 2016 until its acquisition by Shire plc. He previously served with Baxter Healthcare Corporation as Global Hemophilia Franchise Head from June 2012 to December 2014. Earlier in his career, Mr. Goff held positions of increasing responsibility in sales and marketing roles with Novartis Pharmaceuticals, and the pharmaceutical division of Johnson & Johnson. Mr. Goff has an M.B.A. from the Wharton School at the University of Pennsylvania and a B.A. from Skidmore College. We believe Mr. Goff is qualified to serve as a member of our board of directors due to his more than 30 years of industry experience, including executive commercial leadership experience in rare diseases and international operations.

Cynthia Smith has served as a member of our board of directors since August 2022. Since January 2017, Ms. Smith has consulted as a strategic advisor for biotechnology companies. Previously, she served as Chief Commercial Officer and a member of the Executive Committee of ZS Pharma, Inc., or ZS Pharma, a specialty pharmaceutical company developing therapies for treatment of hyperkalemia and liver diseases, from 2013 to 2016, where she led efforts to transition the company from a development stage company to a commercial enterprise. ZS Pharma was acquired by AstraZeneca in 2015. Prior to ZS Pharma, Ms. Smith served as Vice President, Market Access and Commercial Development at Affymax, Inc., a biopharmaceutical company, from 2008 to 2013. From 2000 to 2008, she held various senior leadership positions in market access, corporate strategy, government relations and external affairs at Merck & Co. Before beginning her career in the biopharmaceutical industry, Ms. Smith served as a healthcare policy analyst in the Office of Management and Budget at the White House from 1995 to 2000. Ms. Smith currently serves on the boards of directors of publicly traded biotechnology companies Akebia Therapeutics, Inc. Protara Therapeutics, Inc., and Spero Therapeutics, Inc., and on the board of directors of the French-American Foundation. Ms. Smith previously served on the board of directors of Nivalis Therapeutics, Inc. from November 2016 to July 2017 and on the board of directors of Dicerna Pharmaceuticals, Inc. from August 2018 until its acquisition by Novo Nordisk A/S in 2021. Ms. Smith earned a B.A. from the University of North Carolina at Chapel Hill, an M.B.A. from the Wharton School and an M.S. in public policy from the Eagleton Institute of Politics at Rutgers University. We believe that Ms. Smith is qualified to serve on our board of directors due to her more than two decades of broad leadership experience within the biopharmaceutical industry.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF MS. FOSTER, DR. HO, MR. CAPELLO AND MS. OWEN.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Agios is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices that we have adopted. We have adopted a code of business conduct and ethics, which applies to all of our officers, directors and employees, corporate governance guidelines and charters for our audit committee, our compensation & people committee, our nominating and corporate governance committee and our science and technology committee. We have posted copies of our code of business conduct and ethics and corporate governance guidelines, as well as each of our committee charters, on the Corporate Governance page of the Investors section of our website, www.agios.com, which you can access free of charge. Information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. We intend to disclose on our website any amendments to, or waivers from, our code of business conduct and ethics that are required to be disclosed by law or Nasdaq listing standards. We will also provide copies of these documents, as well as our other corporate governance documents, free of charge, to any stockholder upon written request to Investor Relations, at 88 Sidney Street, Cambridge, Massachusetts 02139; telephone: 617-649-8600; e-mail: IR@agios.com.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Agios and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:

•	our board’s principal responsibility is to oversee the management of Agios;

•	a majority of the members of our board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	our board and its committees conduct a self-evaluation annually to determine whether they are functioning effectively.

Corporate Social Responsibility

We are committed to building a sustainable business that provides long-term value for all our stakeholders. Central to our mission is our drive to improve the lives of those fighting life-threatening and life-altering rare diseases, including those that have often been overlooked or neglected. We also support and advance a range of other responsibilities, such as: increasing access to medicines; advancing diversity, equity, and inclusion both internally and externally; building a strong culture of flexibility and respect; creating opportunities in STEM; promoting health equity; reducing our waste and energy usage; making a difference in our communities; and conducting our business according to the highest ethical standards.

Since 2020, we have published our Environmental, Social, and Governance (ESG) Report, with the intent of disclosing relevant ESG initiatives and metrics from across the company that are aligned not only with our values and our culture, but also with the United Nations Sustainable Development Goals (UN SDGs) and the standards for the Biotechnology and Pharmaceuticals industry set by the Sustainability Accounting Standards Board (SASB). Our 2024 ESG Report is available on our website, www.agios.com, under the “Corporate Social Responsibility” section. The contents of the ESG Report are not deemed to be part of this proxy statement or incorporated by reference herein.

Our ESG program is centered around our commitments to the patients we serve, our employees, our communities and world, and business ethics and values.

Our Commitment to Patients

Advancing Science

We are focused on making a difference for patients by discovering, developing, and delivering innovative therapies. In our 15-year history, we have pioneered two novel therapeutic approaches — IDH inhibition and pyruvate kinase (PK) activation — and we continue to focus on creating an environment in which scientific and clinical innovation on behalf of patients can thrive. Our pioneering research in PK activation has yielded the first approved therapy for PK deficiency – a rare, debilitating, lifelong blood disorder – as well as a robust clinical and preclinical pipeline.

Improving Care for Underserved Rare Diseases

Due to the rarity of the condition, people living with PK deficiency have historically been overlooked, underdiagnosed, and underserved. In addition to developing the first approved therapy for PK deficiency, we have led the way in supporting this patient community holistically. We have made important strides in elucidating the burden of disease by funding a natural history study of PK deficiency and continuing that work through building the first global patient registry. We have also developed informative resources to educate both physicians and patients, and we have worked to solve the problem of underdiagnosing genetically defined hemolytic anemias by launching a no-cost next-generation sequencing testing program. We have also collaborated with patient advocacy groups to help establish the first international PK deficiency patient advocacy advisory council, an international, multi-disciplinary group of experts, including patients, caregivers, patient advocates and clinicians.

We have taken a similar approach to people living with thalassemia. There are currently no approved treatment options for those with a-thalassemia and treatment options are limited for those with ß-thalassemia. Our global thalassemia clinical development program includes people across the full range of thalassemia types, including both a- and ß-thalassemia as well as transfusion-dependent and non-transfusion-dependent. As with PK deficiency, we are supporting this community holistically, in particular by bringing much-needed awareness to the most underserved subgroup – a-thalassemia. We have convened an a-thalassemia working group, which includes leading thalassemia experts from around the world, with a goal of addressing gaps in knowledge and education about a-thalassemia. In addition, our team members have researched and presented groundbreaking new research about symptoms, complications, and disease progression in a-thalassemia at leading medical meetings. We have been instrumental in several efforts to build community among thalassemia physicians, patients and caregivers, and industry so that these stakeholder groups can share learnings and experiences as well as innovate solutions on behalf of the broader thalassemia community – such as through our “Thal Pals” podcast, quarterly thalassemia newsletter and thalassemia advocacy advisory council.

We are also working to advance care holistically for people with sickle cell disease. We are advancing the RISE UP study with a goal of developing the first oral treatment to address both sickle cell pain events and chronic anemia. In order to ensure RISE UP includes participants who are representative of the diverse sickle cell disease population, Agios has invested resources and efforts to work with global sites across North and South

America, the Middle East, Europe, and Africa. In addition, we have partnered closely with sickle cell warriors from around the world to design and raise awareness of RISE UP. Finally, we provide funding to the American Society of Hematology Sickle Cell Disease Centers Workshop, a program to provide useful information and support to institutions that are considering the creation of comprehensive sickle cell disease centers, and we sponsored an art exhibit at the Sickle Cell Disease Association of America Annual National Convention featuring the work of sickle cell warrior and advocate, Hertz Nazaire, which is planned to become a traveling art exhibit in 2024.

Access to Medicines

Prior to the launch of PYRUKYND® (mitapivat) for PK deficiency, we developed a philosophy and guiding principles to inform all of our pricing and access decisions. We collaborated closely with the patient, caregiver, and provider communities to develop myAgios Patient Support Services to help ensure that as many eligible patients as possible can have access to our medicines and for out-of-pocket costs for the individual patients to be as reasonable as possible. Since FDA approval, 90% of eligible U.S. patients with commercial health insurance have utilized the PYRUKYND® Copay Program, which lowers copay costs to $0 per prescription. Our Patient Assistance Program offers free prescriptions for eligible U.S. patients who are uninsured, underinsured or rendered uninsured to help them get access to our medicines. As part of our commitment, we are not taking any price increases on PYRUKYND® for the treatment of PK deficiency for five years following FDA approval. In addition, our Global Managed Access Program provides a pathway for eligible adult PK deficiency patients receiving care in the European Union and Great Britain to have access to PYRUKYND® at no charge.

In connection with our regulatory approvals in the European Union and Great Britain, we are currently providing access to PYRUKYND® free of charge for eligible patients in those jurisdictions through a global managed access program. We may provide access to PYRUKYND® for adult patients with PK deficiency in other jurisdictions upon request through the global managed access program, on either a free of charge or for charge basis.

Patient Voice in Clinical Trials

We strive for patient voices to be central when developing clinical trial protocols and creating communications for trial participants. By seeking input from patients early on, and incorporating their feedback, we believe that our trials are better equipped to address the aspects of the disease that are most important to patients, and are more inclusive and accommodating of patients’ needs which paves the way for more representative diversity in our trials.

Patient Safety

Finally, we place a high priority on patient safety through adhering to all relevant best practices and regulations in clinical trials, product manufacturing and supply chain management.

Our Commitment to Our Employees

Our Culture

Agios is a supportive, fun, and flexible environment full of people empowered to bring their whole selves to work and motivated to make a positive impact for those living with rare diseases. We intentionally cultivate a culture of flexibility, psychological safety, and deliberate development. We regularly ask our people about their experiences at Agios and what we can do to improve our programs and enhance our environment through a full organizational health survey every 2–3 years and more frequent, targeted pulse surveys. We eagerly listen to our team’s feedback, analyze what we hear, and use the findings to make informed decisions that help Agios continue to be a great place to work.

Deliberate Development

We focus on retaining and hiring people who care deeply about our mission, about each other, and about the people who count on us. Our retention strategy is fueled by our focus on the deliberate development of all employees through programs such as tuition reimbursement, mentorship programs, our DevelOPPortunities Program – which offers temporary, part time assignments that provide employees with an opportunity to build new, differentiated skill sets while maintaining their current role – and encouraging internal promotions and cross-functional internal moves when aligned with employee career interest.

Flexibility

Another key to our retention strategy is our culture of flexibility. With a culture that supports individual employee needs already in place, we were able to respond nimbly to the unprecedented challenges of the COVID-19 pandemic and to continue serving the patients counting on us. We then took our learnings and experiences from the pandemic to initiate a flexible work pilot program in September 2021, offering all location-agnostic team members (i.e., those who are not based in a lab or in the field interacting with healthcare providers) the option to choose where they work — fully remote, fully in the office, or hybrid. As with every significant people-related decision at Agios, the program was data-driven and created with employee input and feedback in mind. We conducted surveys to help design the Reimagining Work program and to gauge its effectiveness and the feedback to date has been overwhelmingly positive. In addition, the opportunity to work remotely has opened doors for us to hire a more diverse team including individuals from different locations and backgrounds and with a variety of responsibilities in their personal lives. Our approach and commitment to flexibility has supported an increase in representative diversity of new hires in 2023. In 2023, approximately 84% of our new hires chose to work remotely. In addition, the opportunity to work remotely has opened doors for us to hire a more diverse team including individuals from different locations and backgrounds and with a variety of responsibilities in their personal lives. In 2022, approximately two-thirds of our new hires chose to work remotely.

Compensation and Benefits

We offer a competitive and balanced compensation and benefits package, including equity for employees with flexibility to select the percentage of restricted stock units versus stock options, discretionary paid time off policy, generous parental and family leave plans, and premium medical benefits. The benefits that have evolved as a direct result of employee feedback include: discretionary time off policy, formal company shutdowns during the last week of August and December, expanded parental leave, a lifestyle spending account, and an inclusive family forming benefit. In 2023, we provided an “inflation support account” to help our employees and their families navigate the rising costs of essentials such as utility bills, groceries, gas, and more during an unusually high inflationary period.

Recruitment

Identifying and recruiting top talent is critical to our growing organization. To do so, we leverage internal networks and a variety of external resources such as professional organizations, academic institutions, career sites, job fairs, and industry conferences. We take a creative approach to identify and assess a diverse pool of candidates for all our openings.

Diversity

We place a strong emphasis on diversity, equity, and inclusion, or DE&I. In 2020, we led a diversity initiative at Agios that included speakers and workshops on valuing differences to heighten our awareness and help us learn together. In January 2021, we formed the Agios DE&I Council to ensure we are fostering a welcoming, diverse workplace where all employees can thrive and be their true selves. The DE&I Council also spearheads external DE&I work on topics such as health equity and supplier diversity. We have leveraged feedback from our employees to continue to inform our approach to creating an inclusive workplace, with improvements to our talent acquisition strategy, an expanded speaker series, and access to learning and volunteer opportunities.

Our commitment to DE&I is an ongoing journey; we recognize there is always more to do. We also believe that measuring progress is critical to ensuring that our DE&I efforts are having a real impact on our teams and communities. We are pleased to share that responses to the following DE&I questions on our 2023 companywide survey were positive.

Our Commitment to Our Communities and the World

We are committed to supporting and connecting with our communities and to doing our part to support a cleaner, healthier planet.

Community Relations

We have organized our community relations initiatives around three pillars: (1) complementing our pursuit of innovative medicines by meeting non-therapeutic needs for patient communities, (2) promoting increased diversity in STEM education and careers and supporting health equity, and (3) being a good neighbor and helping to meet the fundamental needs of those around us. We maintain a corporate giving program that identifies initiatives to support our community and creates opportunities for employee involvement in causes that benefit our community.

Environmental Initiatives

Although we lease all of our buildings, we continue to enhance and promote sustainable practices in our existing spaces and ensure our future spaces are designed with sustainability in mind. To date, we have completed a number of sustainability projects such as building a 50+ bike storage unit to encourage employees to cycle to work, conducting a lab renovation project utilizing energy efficient cold storage equipment, and updating our LED lighting technologies. We also have practices in place to reduce hazardous waste, solid waste production, and water usage. In 2023, we achieved a reduction in hazardous and non-hazardous waste volumes year-over-year through implementation of waste minimization practices including improved chemical inventory management, waste stream auditing, and strategic waste packaging selection. Also in 2023, through diligent monitoring of water usage, we saw a reduction in laboratory wastewater volumes year-over-year.

Our Commitment to Ethics and Values

At Agios, we are committed to conducting business ethically, responsibly, and transparently. We hold ourselves to the highest standards and have built strong governance practices to ensure accountability for our actions. This includes a Code of Business Conduct and Ethics, which applies to all of our officers, directors, and employees; corporate governance guidelines adopted by our board of directors; and charters for our audit committee, compensation & people committee, nominating and corporate governance committee, and science and technology committee. In addition, we have robust policies in place to ensure compliant interactions with healthcare providers, protection of personal and patient data, and strong cybersecurity practices, among others.

Director Determination of Independence

Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent, that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act and that compensation committee members also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act.

Under Rule 5605(a)(2) of the Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of a company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in their capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

In March 2024, our board of directors reviewed the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules, with the exception of Mr. Goff, our chief executive officer, and Dr. Fouse, our chair. Our board of directors had also previously determined that John Maraganore, a former director who resigned from our board of directors in May 2023, and Paul Clancy, a former director who did not stand for re-election at the 2023 annual meeting of stockholders, were each “independent directors” as defined under Rule 5605(a)(2). In addition, our board of directors determined that Dr. Ballal, Mr. Capello and Dr. Ho, who currently comprise our audit committee, Ms. Foster, Ms. Owen and Ms. Smith, who currently comprise our compensation & people committee, and Ms. Foster, Dr. Ho and Dr. Scadden, who currently comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company, including any relevant transactions described below in “Certain Relationships and Related Party Transactions” and the beneficial ownership of our capital stock by each non-employee director, as well as all other facts and circumstances our board of directors deemed relevant in determining independence. Mr. Goff is not independent because he is our chief executive officer. Dr. Fouse is not independent because she previously served as our chief executive officer within the past three years.

Board Leadership Structure

Our corporate governance guidelines provide that the nominating and corporate governance committee shall periodically assess our board of directors’ leadership structure, including whether the offices of chief executive officer and chair of the board of directors should be separate and why the board of directors’ leadership structure is appropriate given the specific characteristics or circumstances of our company. These guidelines provide the board of directors with flexibility to determine whether the two roles should be combined or separated based upon our needs and the board of directors’ assessment of its leadership from time to time. We currently separate the roles of chief executive officer and chair of the board of directors. Separating the duties of the chair of the board from the duties of the chief executive officer allows our chief executive officer to focus on our day-to-day business, while allowing the chair of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Specifically, the chair of our board of directors presides over meetings of the board of directors, facilitates communications between management and the board of directors, provides input on the design of the board of directors and assists with other corporate governance matters.

Because Dr. Fouse, the chair of our board of directors is not independent within the meaning of the Nasdaq Listing Rules, our board of directors, upon the recommendation of our nominating and corporate governance committee, has appointed Ms. Foster as lead independent director. Ms. Foster is an independent director within the meaning of the Nasdaq Listing Rules (see “Director Determination of Independence” above). Her duties as lead independent director include the following:

•	Chairing meetings of the independent directors in executive session;

•	Meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee;

•	Facilitating communications between other members of our board of directors, our chair and our chief executive officer;

•	Working with our chair and our chief executive officer in the preparation of the agenda for each board meeting and in determining the need for special meetings of our board of directors;

•

Monitoring, with the assistance of our chief legal officer, or his designee, communications from stockholders and other interested parties and providing copies or summaries to the other directors as she considers appropriate (see “Communications with our Board of Directors” below); and

•	Consulting with our chair and our chief executive officer on matters relating to corporate governance and board performance.

Our nominating and corporate governance committee evaluates our board leadership structure from time to time and may recommend further alterations of this structure in the future.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating and corporate governance committee will consider, among other things, the following factors:

•	reputation for personal and professional integrity, honesty and adherence to high ethical standards;

•

demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of our company and should be willing and able to contribute positively to the decision-making process of our company;

•	strong finance experience;

•	commitment to understand our company and its industry;

•

interest and ability to understand the sometimes conflicting interests of the various constituencies of our company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and

•	practical and mature business judgment, including the ability to make independent analytical inquiries.

The nominating and corporate governance committee’s goal is to assemble a board of directors that brings to the company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating and corporate governance committee believes that the background and qualifications of the board of directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

The nominating and corporate governance committee has not adopted a formal policy with respect to a fixed set of specific minimum qualifications, including diversity, for its candidates for membership on the board of directors. While we have no formal policy regarding board diversity, our corporate governance guidelines provide that the value of diversity should be considered. The committee may consider such other facts, including, without limitation, diversity, as it may deem are in the best interests of our company and its stockholders. Our directors’ performance and qualification criteria are reviewed periodically by the nominating and corporate governance committee.

Identification and Evaluation of Nominees for Directors

The nominating and corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board of director service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective or expertise.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee identifies a new nominee that meets the criteria above. The committee generally inquires of our board of directors and members of management for their recommendations. The committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating and corporate governance committee reviews the qualifications, experience and background of candidates. Final candidates, if other than our current directors, would be interviewed by the members of the nominating and corporate governance committee and by certain of our other independent directors and executive management. In making its determinations, the nominating and corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best contribute to the success of our company and represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the nominating and corporate governance committee makes its recommendation to our board of directors. To date, the nominating and corporate governance committee has engaged third-party search firms to identify board of director candidates. The nominating and corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Stockholders may recommend individuals to our nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, Agios Pharmaceuticals, Inc., 88 Sidney Street, Cambridge, Massachusetts 02139. Assuming that appropriate biographical and background material has been provided on or before the date set forth in the section below entitled “Stockholder Proposals,” the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others, as described above.

Board Diversity Matrix

Our board of directors has voluntarily provided the self-identified information below.

Board Diversity Matrix (As of April 26, 2024)
Total Number of Directors	10*

	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	5	5	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	4	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Communications with Our Board of Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our lead independent director or the chair of our nominating and corporate governance committee, with the assistance of our Corporate Secretary or his or her designee, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chair of the board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to Agios Pharmaceuticals, Inc., c/o Corporate Secretary, 88 Sidney Street, Cambridge, Massachusetts 02139.

Board Meetings and Attendance

Our board of directors met eleven times during our fiscal year 2023, including telephonic and virtual meetings. During the year, each of our then-serving directors attended 75% or more of the aggregate number of meetings of the board of directors and the committees on which they served, other than Ms. Owen, joined our board of directors in June 2023 and who attended 67% of the aggregate number of meetings of the board of directors and committees on which she served (during the period for which she served in 2023).

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our annual meeting, we encourage all of our directors to attend. All of our then-serving directors attended our 2023 annual meeting of stockholders.

Board Committees

We have four standing committees: the audit committee, the compensation & people committee, the nominating and corporate governance committee and the science and technology committee. Each of these committees has a written charter approved by our board of directors. A copy of each charter can be found on the Corporate Governance page of the Investors section of our website, www.agios.com.

Audit Committee

The members of our audit committee are Dr. Ballal, Mr. Capello (who joined the committee in June 2023), and Dr. Ho. Prior to the expiration of his term as a director in June 2023, Mr. Clancy served on the audit committee, and prior to his resignation from of our board directors in May 2023, Dr. Maraganore served on the audit committee. Mr. Capello is the chair of the audit committee; prior to that, Mr. Clancy was the chair of the audit committee. Our board of directors has determined that each of Mr. Capello and Ms. Ho qualify as audit committee financial experts within the meaning of SEC regulations and the Nasdaq Listing Rules. In making this determination, our board of directors has considered the formal education and nature and scope of his or her previous experience, coupled with past and present service on various audit committees. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. The audit committee met eight times during fiscal year 2023, including telephonic and virtual meetings. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	recommending to our board of directors whether the audited financial statements should be included in our annual report;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our major financial risk exposures and risks relating to data privacy and cybersecurity, and our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt, retention and treatment of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	review the results of our efforts to monitor compliance with our programs and policies designed to promote adherence to applicable laws and regulations;

•	review our investment portfolio and investment policy on a periodic basis;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules, which is included on page 38 of this Proxy Statement.

Compensation & People Committee

The members of our compensation & people committee are Ms. Foster, Ms. Owen (who joined the committee in June 2023) and Ms. Smith. Prior to the expiration of his term as a director in June 2023, Mr. Clancy served on the compensation & people committee. Ms. Smith is the chair of the compensation & people committee. Our compensation & people committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers and directors. The compensation & people committee met seven times during fiscal year 2023, including telephonic and virtual meetings. The compensation & people committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to chief executive officer compensation;

•	making recommendations to our board of directors with respect to the compensation of our chief executive officer, and reviewing and approving the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing with management our “Compensation Discussion and Analysis,” which is included on page 41 of this Proxy Statement;

•	preparing the compensation & people committee report required by SEC rules, which is included on page 61 of this Proxy Statement; and

•

reviewing and discussing with management human resource policies and practices, including those related to talent acquisition and retention, key diversity initiatives, career development and organizational engagement and effectiveness.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Ms. Foster, Dr. Ho and Dr. Scadden. Ms. Foster is the chair of the nominating and corporate governance committee. The nominating and corporate governance committee met three times during fiscal year 2023, including telephonic and virtual meetings. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board of directors the persons to be nominated for election as directors and to each committee of our board of directors;

•	reviewing and making recommendations to the board of directors with respect to management succession planning and human capital matters;

•	developing and recommending corporate governance principles to the board of directors;

•	overseeing an annual self-evaluation of the board of directors; and

•	overseeing our programs, policies, disclosures and practices relating to ESG issues and impact to support the sustainable growth of our business

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process”.

Science and Technology Committee

The members of our science and technology committee are Dr. Ballal, Dr. Scadden, Dr. Fouse and Dr. Schenkein. Dr. Scadden is the chair of the science and technology committee. The science and technology committee assists our board’s oversight of our research and development activities. The science and technology committee met three times during fiscal year 2023, including telephonic and virtual meetings. The science and technology committee’s responsibilities include:

•	reviewing, evaluating, and advising our board of directors and management regarding our long-term strategic goals and objectives and the quality and direction of our research and development programs;

•	monitoring and evaluating trends in research and development, and recommending to our board of directors and management emerging technologies for building the company’s technological strength;

•	recommending approaches to acquiring and maintaining technology positions (including but not limited to contracts, grants, collaborative efforts, alliances, and capital);

•	advising our board of directors and management on the scientific aspects of business development transactions;

•	regularly reviewing the company’s research and development pipeline;

•	assisting our board of directors with its oversight responsibility for enterprise risk management in areas affecting the company’s research and development; and

•	reviewing such other topics as delegated to the science and technology committee from time to time by our board of directors.

The Board of Directors’ Role in Risk Oversight

Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, the potential impact of these risks on our business and the steps we take to manage them. The risk oversight process includes overseeing our periodic, company-wide enterprise risk management evaluation and receiving regular reports from board committees and members of senior management to enable our board of directors to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic, reputational and human capital risk. Our chair promotes effective and transparent communication and consideration of matters presenting significant risks to the company through her role in developing the board’s meeting agendas, presiding over meetings and facilitating communications between management and the board of directors. Our lead independent director also promotes consideration of matters presenting significant risks to the company through her role of working with our chair and chief executive officer in preparing the board’s meeting agenda and determining the need for special meetings and facilitating communications between members of our board of directors, our chair and our chief executive officer.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks and provides direct oversight over our cybersecurity risk. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, discussions with our chief compliance officer to monitor and review our regulatory compliance efforts, and discussions with management regarding significant financial and other risk exposures and risks relating to data privacy and cybersecurity and the actions management has taken to limit, monitor or control such exposures. The compensation & people committee is responsible for ensuring that our compensation programs properly align pay with performance, assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking and for assessing risk with respect to human capital management. Oversight by the compensation & people committee includes direct communication with our compensation consultants. The nominating and corporate governance committee manages risks associated with the board and committee composition, independence of the board of directors, corporate disclosure practices, potential conflicts of interest, ESG issues and management succession planning. The science and technology committee assists the board of directors’ oversight of the company’s long-term strategic goals, research and development activities and enterprise risk management in the areas affecting research and development. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board of directors as a whole.

We undertake a comprehensive enterprise risk management analysis in an effort to identify and prioritize key risks facing our company in the short-, medium-and long-term time frames, and our management team communicates the findings of this analysis to the audit committee and our entire board of directors on a periodic basis. Our board of directors believes that full and open communication between management, the committees and the board of directors is essential for effective risk management and oversight, including with respect to cybersecurity, human capital management, board and employee diversity, environmental, social and governance topics and risks.

Risk Considerations in our Compensation Program

We along with our compensation & people committee of our board of directors have reviewed the compensation policies and practices for all of our employees and believe any risks arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on our company or its operations. In reaching this conclusion, we and the compensation & people committee considered several factors, including the following:

•

the establishment of base salaries consistent with our executive officers’ responsibilities and market comparable companies to ensure that our executive officers would not be motivated to take excessive risks to achieve a reasonable level of financial security;

•	the mix between fixed and variable, annual and long-term, and cash and equity compensation, which is intended to encourage strategies and actions that are in our company’s long-term best interests;

•	vesting periods for equity compensation awards that reward sustained stock price appreciation;

•

the evaluation of company performance (which drives the amount of cash and number of shares available for grant under our contingent annual performance-based cash incentive and annual equity incentive programs, respectively) based on a variety of long- and short-term objectives in which no single objective is given substantial weight, thus diversifying the risk associated with any single indicator of performance; and

•

the discretion available to our compensation & people committee not to apply fixed formulae in assessing our company performance, thus enabling the compensation & people committee to, among other things, (a) eliminate the potential incentive for management to conduct activities that are in the company’s annual goals, but which may not, due to new data or other inputs, ultimately prove to be in the best interest of stockholders, and (b) reward management for making decisions that are in the long-term best interest of our product development programs, even when those decisions result in the failure to meet short-term objectives.

Director Compensation

Our board of directors has adopted a non-employee director compensation policy that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. The cash and equity compensation for non-employee directors under the policy, effective January 1, 2023, is set forth in the table below.

	Annual Cash Compensation	Number of Options/RSUs Granted
Board of Directors:

Board Member	$50,000	$630,000 in equity awards upon initial election (split approximately 75% in stock options and 25% in RSUs, based on value); $360,000 in equity awards immediately following each annual meeting thereafter (split approximately 75% in stock options and 25% in RSUs, based on value)*
Chair	Additional $30,000	—
Lead Independent Director	Additional $25,000	—
Audit Committee:

Chair	$20,000	—
Member (other than Chair)	$10,000	—

Compensation & People Committee:

Chair	$15,000	—
Member (other than Chair)	$7,500	—

Nominating and Corporate Governance Committee:

Chair	$10,000	—
Member (other than Chair)	$5,000	—

Science and Technology Committee:

Chair	$15,000	—
Member (other than Chair)	$7,500	—

* number of shares for stock option and RSU awards to be determined on the date of grant based on grant date fair value.

Under the policy, non-employee members of our board of directors also are reimbursed for travel, lodging and other reasonable expenses incurred in attending board of directors or committee meetings.

The stock options granted to our non-employee directors have an exercise price equal to the fair market value of our common stock on the date of grant and expire ten years after the date of grant. The stock options and RSUs granted to our non-employee directors are subject to vesting based upon a director’s continued service on our board of directors. The initial stock options granted to our newly elected non-employee directors vest with respect to 25% of the shares on the first anniversary of the grant date and monthly thereafter until the fourth anniversary of the date of grant. The initial RSUs granted to our newly elected non-employee directors vest as to one-third of the underlying shares each year following the grant date. The annual stock options and RSUs granted to our non-employee directors vest with respect to 100% of the shares on the first anniversary of the grant date. To the extent that a non-employee director has other responsibilities, such director may receive additional compensation to the extent deemed appropriate by our board of directors. Directors who also are employees do not receive cash or equity compensation for service on the board of directors in addition to compensation payable for their service as employees.

The following table sets forth information concerning the compensation for our non-employee directors during the fiscal year ended December 31, 2023:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Stock Awards ($)(3)(4)	All Other Compensation ($)	Total ($)
Rahul Ballal, Ph.D.	67,500	269,767	89,985	—	427,252
Jeffrey Capello	20,962	485,247	157,474	—	663,683
Paul J. Clancy(5)	54,293	—	—	—	54,293
Kaye Foster	81,202	269,767	89,985	—	440,954
Jacqualyn Fouse, Ph.D.	87,500	269,767	89,985	—	447,252
Maykin Ho, Ph.D.	65,000	269,767	89,985	—	424,752
John M. Maraganore, Ph.D.(6)	59,718	—	—	—	59,718
Catherine Owen	17,218	485,247	157,474	—	659,940
David Scadden, M.D.	70,000	269,767	89,985	—	429,752
David P. Schenkein, M.D.	57,500	269,767	89,985	—	417,252
Cynthia Smith	60,158	269,767	89,985	—	419,910

(1)

Represents, with respect to Mr. Capello and Ms. Owen, stock options to purchase 33,177 shares of common stock granted upon their appointment to our board of directors, and, with respect to our other non-employee directors, stock options to purchase 18,958 shares of common stock granted during 2023 for service on our board of directors. The shares subject to the stock options granted to Mr. Capello and Ms. Owen vest as to 25% of the underlying shares on June 13, 2024, with the remaining 75% vesting in 36 equal monthly installments thereafter. The stock options granted to our other non-employee directors vest in full on June 13, 2024. Amounts listed represent the aggregate fair value amount computed as of the grant date of the stock option awards granted during 2023 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 9, Share-Based Payments, of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 15, 2024.

(2)

The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2023 were: Dr. Ballal: 56,905, Mr. Capello: 33,177, Ms. Foster: 91,767, Dr. Fouse: 861,004, Dr. Ho: 117,118, Ms. Owen: 33,177, Dr. Scadden: 103,868, Dr. Schenkein: 726,839 and Ms. Smith: 56,905.

(3)

Represents, with respect to Mr. Capello and Ms. Owen, RSUs representing the contingent right to receive 5,929 shares of common stock granted upon their appointment to our board of directors, and, with respect to our other non-employee directors, RSUs representing the contingent right to receive 3,388 shares of common stock granted during 2023 for service on our board of directors. The shares subject to the RSUs granted to Mr. Capello and Ms. Owen vest in three equal annual installments beginning on June 13, 2024.

The shares subject to the RSUs granted to our other non-employee directors vest in full on June 13, 2024. Amounts listed represent the aggregate fair value amount computed as of the grant date of the RSUs granted during 2023 in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 9, Share-Based Payments, of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 15, 2024.

(4)

The aggregate number of shares of common stock underlying RSUs outstanding as of December 31, 2023 were: Dr. Ballal: 7,992, Mr. Capello: 5,929, Ms. Foster: 3,388, Dr. Fouse: 76,655, Dr. Ho: 3,388, Ms. Owen: 5,929, Dr. Scadden: 3,388, Dr. Schenkein: 3,388 and Ms. Smith: 7,922.

(5)	Mr. Clancy did not stand for re-election at our 2023 annual meeting of stockholders.

(6)	Dr. Maraganore resigned from our board of directors effective May 24, 2023.

Mr. Goff, who serves as our chief executive officer and a member of our board of directors, did not receive any additional compensation for his service as a director during 2023. The compensation that we paid to Mr. Goff in his role as our chief executive officer is disclosed under “Executive Compensation–Summary Compensation Table.”

Limitation of Liability and Indemnification

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with our directors and executive officers. These indemnification agreements require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors or executive officers.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, executive officers or persons controlling us, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive and Director Compensation Processes

The compensation & people committee generally meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the chair of the compensation & people committee, in consultation with the chief executive officer or the chief people officer. The compensation & people committee meets regularly in executive session. From time to time, various members of management and other employees as well as outside advisors or consultants are invited by the compensation & people committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation & people committee meetings. The chief executive officer may not participate in, or be present during, any deliberations or determinations of the compensation & people committee regarding his or her compensation. The charter of the compensation & people committee grants the compensation & people committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the compensation & people committee considers necessary or appropriate in the performance of its duties. In particular, the compensation & people committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the fiscal year ended December 31, 2023, the compensation & people committee directly engaged Radford, a compensation consultant which is part of the Rewards Solutions practice at Aon plc, to advise the compensation & people committee on our compensation program for executive officers, which includes base salaries, annual performance-based cash incentives and equity incentive awards, and on our non-employee director compensation policy. Radford did not determine or make recommendations to the compensation & people committee regarding the specific amount or form of compensation of our executive officers or directors for fiscal year ended December 31, 2023, other than recommendations with respect to our 2023 Stock Incentive Plan.

Historically, the compensation & people committee has made (or has recommended that the independent members of the board of directors make) most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the last quarter of the year and the first quarter of the following year. However, the compensation & people committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. The compensation & people committee is responsible for making determinations regarding compensation of our executive officers other than our chief executive officer, making changes to pre-approved salary ranges, salary increases, equity awards, incentive payments and pre-approved equity ranges for new hires and high performers, the initiation of offerings under our 2013 employee stock purchase plan and making material changes to benefits offered to our employees. In addition, the compensation & people committee makes recommendations to our board of directors regarding the compensation of directors and the chief executive officer, and, prior to fiscal year 2024, the determination of the size of annual “evergreen” increases to the number of shares reserved under our 2013 employee stock purchase plan. Under its charter, the compensation & people committee may form, and delegate authority to, subcommittees, consisting of independent directors, as it deems appropriate. During fiscal year 2023, the compensation & people committee did not form or delegate authority to such subcommittees. During fiscal year 2023, the compensation & people committee delegated to the chief executive officer, or if the chief executive officer was unavailable, the chief financial officer, decision-making authority related to initial salary levels and salary adjustments, incentive payments and option and RSU grants for all non-executive officers, and non-material changes to employee benefits. Such delegated decision-making is governed by guidelines established by the compensation & people committee.

Report of the Audit Committee of the Board of Directors

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. We have reviewed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2023 and discussed them with Company management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

We have received from, and discussed with, PricewaterhouseCoopers LLP, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the applicable requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”). In addition, we have received from PricewaterhouseCoopers LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding its communications with us concerning independence, have considered the compatibility of non-audit services with the auditors’ independence and have discussed with PricewaterhouseCoopers LLP its independence from management and the Company.

Based on the review and discussions referred to above, we recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

Respectfully submitted,

The Audit Committee of the Board of Directors

Jeffrey Capello (chair)

Rahul Ballal, Ph.D.

Maykin Ho, Ph.D.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 1, 2024:

Name	Age	Position(s)
Brian Goff	55	Chief Executive Officer
James Burns	46	Chief Legal Officer
Cecilia Jones	49	Chief Financial Officer
Sarah Gheuens, M.D., Ph.D.	45	Chief Medical Officer, Head of Research & Development
Tsveta Milanova	46	Chief Commercial Officer

The biography of Mr. Goff can be found under “Members of the Board of Directors Continuing in Office.”

James Burns has served as our chief legal officer since January 2022. Mr. Burns joined Agios in 2016 as a senior attorney and the first head of compliance, after which he served as Senior Vice President and General Counsel. Mr. Burns has more than 18 years of legal and compliance experience in the pharmaceutical industry. Prior to joining Agios, Mr. Burns held roles of increasing responsibility at EMD Serono Inc., a biotechnology company, culminating in his position as associate general counsel for commercial. Mr. Burns began his legal career as a corporate attorney at Testa, Hurwitz and Thibeault LLP and Goodwin Procter LLP. Mr. Burns holds a B.A. degree from Seton Hall University and a J.D. from Seton Hall University School of Law.

Cecilia Jones has served as our chief financial officer since September 2022. Prior to joining Agios, Ms. Jones served as Chief Financial Officer of LogicBio Therapeutics, Inc., or LogicBio, a gene therapy company, from January 2021 to September 2022. Prior to joining LogicBio, Ms. Jones worked at Biogen, where she held a variety of roles beginning in November 2010, most recently serving as Vice President, Finance from June 2019 until January 2021 and as Senior Director, Corporate Finance from July 2015 to June 2019. Before Biogen, Ms. Jones served in various roles in financial planning and analysis at Interactive Data Corporation, a financial market data company, and Genzyme Corporation (prior to its acquisition by Sanofi S.A.). Ms. Jones has an M.B.A. from the Harvard Business School and an economics degree from Universidad de San Andres in Buenos Aires, Argentina.

Sarah Gheuens, M.D., Ph.D. has served as our chief medical officer since September 2021 and as head of research & development since July 2022. She joined the company in December 2019, and prior to her appointment as chief medical officer, she served as head of clinical development for our genetically defined disease programs and as interim head of regulatory affairs. Dr. Gheuens has been instrumental in completing the pivotal phase 3 program for pyruvate kinase deficiency and leading simultaneous regulatory submissions to the FDA and EMA in this indication, as well as designing the pivotal programs for thalassemia, sickle cell disease and pediatric indications. Prior to joining Agios, Dr. Gheuens worked at Biogen from 2012 to 2019, where she held roles of increasing responsibility in safety, medical affairs and clinical development. Her work was critical for the approval of SPINRAZA®. Before joining Biogen, Dr. Gheuens worked at Beth Israel Deaconess Medical Center, or BIDMC, a hospital, from 2008 to 2012, taking care of patients with HIV and neurological complications and doing research on progressive multifocal leukoencephalopathy. Dr. Gheuens serves on the board of directors and on the science and technology committee of Viridian Therapeutics, Inc., a publicly traded biotechnology company. Dr. Gheuens received her medical degree from the Free University of Brussels (VUB), Belgium, and completed her neurology residency at the University Hospital of the Free University of Brussels, Belgium, followed by an HIV/neurology fellowship at BIDMC. She also holds a Ph.D. in Medical Sciences from the University of Antwerp, Belgium, and a Master’s in Medical Sciences from Harvard Medical School.

Tsveta Milanova has served as our chief commercial officer since January 2023. Prior to joining Agios, Ms. Milanova served as SVP, Head of US Commercial of Alexion from December 2020 to September 2022, as

SVP, Head of Global Commercial Strategy of Alexion from January 2019 to December 2020 and SVP, Head of Global Value, Access & Policy of Alexion from April 2018 to December 2018. Prior to joining Alexion, Ms. Milanova worked at Celgene from October 2008 to April 2018, where she held a variety of roles, most recently as Global Head, Pricing and Market Access Haematology/Oncology. Before Celgene, Ms. Milanova served as Global Health Outcomes Manager at GlaxoSmithKline R&D, a healthcare company, from October 2004 to October 2008. Ms. Milanova holds a master of science (MSc) degree in international health policy and health economics from the London School of Economics, a master of science (MSc) degree in pharmacy from the Medical University of Sofia, Bulgaria and is a graduate of Harvard’s Advanced Management Program.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation & people committee is responsible for reviewing and approving, or recommending for approval by the board of directors, the compensation of our named executive officers, or NEOs, including salary, cash and equity incentive compensation levels, severance arrangements, change in control benefits and other forms of executive compensation. This committee is also responsible for evaluating our company’s performance against its goals and making related recommendations to our board of directors, assessing the performance of our NEOs, and ensuring our compensation program is aligned with the objectives described below and competitive with those of other companies in our industry that compete with us for talent. This section discusses the principles underlying our compensation & people committee’s policies and decisions with respect to the compensation of our NEOs.

Our NEOs for 2023 were as follows:

•	Brian Goff, our chief executive officer;

•	Cecilia Jones, our chief financial officer;

•	James Burns, our chief legal officer;

•	Sarah Gheuens, M.D., Ph.D., our chief medical officer, head of research & development; and

•	Tsveta Milanova, our chief commercial officer.

Say-on-Pay Vote Support and Stockholder Engagement

At our 2023 annual meeting of stockholders, we conducted a non-binding advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Over 90% of the votes cast by stockholders on this proposal, excluding broker non-votes, were cast in support of the compensation paid to our named executive officers in 2022. While this vote is a non-binding advisory vote, our compensation & people committee and board of directors take the voting results into account in determining the compensation of our NEOs. In light of the strong level of support evidenced by last year’s say-on-pay vote, among other factors, our compensation & people committee decided to maintain our general approach to executive compensation and made no significant changes to our executive compensation program in 2023.

Our compensation & people committee and board of directors will continue to consider stockholder input and monitor our executive compensation program to ensure it aligns the interests of our executive officers with the interests of our stockholders and adequately addresses input from our stockholders.

Executive Summary

Agios made significant progress on a number of fronts in 2023, reporting positive data across our pipeline of PK activators and continuing the commercialization of PYRUKYND® (mitapivat) in PK deficiency in the United States. In December 2023, we achieved database lock for ENERGIZE, our phase 3 pivotal trial of PYRUKYND® (mitapivat) in adults with non-transfusion-dependent alpha-or beta-thalassemia, and we announced topline data for the study in January 2024 which demonstrated that the study met its primary endpoint of hemoglobin response. In the ENERGIZE trial, treatment with PYRUKYND® also demonstrated statistically significant improvements compared to placebo for both key secondary endpoints: change in baseline in FACIT-Fatigue score and hemoglobin concentration. We also reported results from the phase 2 portion of RISE UP, a phase 2/3 study evaluating the efficacy and safety of PYRUKYND® in sickle cell disease, or SCD, patients 16 years of age or older. The phase 2 portion of the study achieved its primary endpoint of hemoglobin response in patients in both the 50 mg and 100 mg twice daily mitapivat arms. We also observed improvements in annualized rates of sickle cell pain crises in both doses in the phase 2 portion of RISE UP. With respect to AG-946, our novel PK activator, we announced data from our phase 2a study in adults with lower-risk myelodysplastic syndrome, or LR MDS, which demonstrated clinical proof of concept for AG-946 in LR MDS. Under the direction of Tsveta Milanova, who was appointed our chief commercial officer, effective January 3, 2023, we also continued to make progress commercializing PYRUKYND® for the treatment of hemolytic anemia in adults with PK deficiency, earning $26.8 million in net U.S. product revenue for the year ended December 31, 2023, compared to $11.7 million for the year ended December 31, 2022.

In addition to these positive readouts, we continued to advance our pipeline across our portfolio. Within three months of reporting results of the phase 2 portion of the RISE UP study, we dosed the first patient in the phase 3 portion of the RISE UP study. We also completed enrollment of ACTIVATE-kidsT and met our enrollment target for ACTIVATE-kids, which are double-blind phase 3 studies evaluating the efficacy and safety of PYRUKYND® as a potential treatment for PK deficiency in regularly transfused and not regularly transfused patients between one and 18 years old, respectively, and we completed enrollment in ENERGIZE-T, our phase 3 pivotal trial of PYRUKYND® in adults with transfusion-dependent alpha- or beta-thalassemia. In addition to these clinical milestones, we submitted an investigational new drug application, or IND, for AG-181, our phenylalanine hydroxylase, or PAH, stabilizer, for the treatment of phenylketonuria. Finally, we expanded our pipeline through an exclusive worldwide license agreement with Alnylam Pharmaceuticals, Inc. for the development of a novel siRNA for the potential treatment of polycythemia vera.

During 2023 we further refreshed our board of directors, adding two new non-employee directors, Jeffrey Capello and Catherine Owen, as longer-tenured directors Paul Clancy and John Maraganore departed the board. Kaye Foster also assumed the role of lead independent director.

In addition to the above achievements, we attracted, retained and fostered the development of our human capital and strengthened our company culture of inclusion while addressing opportunities to increase the diversity of our team. We exercised financial discipline by managing our cash spending in line with our board-approved budget, thereby maintaining our balance sheet strength to continue to maintain the financial positioning of the company in challenging macroeconomic conditions.

Based upon an evaluation of our performance against each of our goals for 2023 and the weighting assigned to each, the board determined, upon recommendation from the compensation & people committee, that, with respect to our annual performance-based cash incentive program, we achieved an overall result of 116% for the year. For more information with respect to our PSU program, including performance share unit, or PSU, milestones that were deemed to be achieved during 2023, see “Executive Compensation Elements –Performance Share Units (PSUs)” below.

Executive Compensation Overview

To foster the future success of the company, we reward our executives in a manner that reinforces our pay-for-performance philosophy and culture. Our compensation & people committee is committed to ensuring that a substantial portion of executive compensation is “at-risk” and variable. As such, 80% of Mr. Goff’s total direct compensation for 2023 and, on average, 73% of total direct compensation for 2023 for our other NEOs (excluding Ms. Milanova, who joined the company during 2023 and whose new hire equity grants in 2023 were not representative of our annual compensation philosophy for executive officers) is variable and directly affected by both the company’s and each NEO’s performance. While we do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation, we generally strive to provide our NEOs with a balance of short-term and long-term incentives and a mix of cash and non-cash compensation to encourage consistently strong performance.

In February 2023, the compensation & people committee approved 2023 base salaries, 2022 performance-based cash incentive awards and annual stock option, restricted stock unit, or RSU, and PSU awards for our NEOs, other than Mr. Goff and Ms. Milanova (who began employment in 2023 and was only entitled to receive an annual PSU award). Upon the recommendation of our compensation & people committee, in February 2023, our board of directors approved the 2023 base salary, 2022 performance-based cash incentive award and annual stock option, RSU and PSU awards for Mr. Goff. In November 2022, our compensation & people committee approved the 2023 base salary, target 2023 performance-based cash incentive award, new hire equity awards (consisting of options, RSUs and PSUs) and sign-on bonus for Ms. Milanova, who was appointed our chief commercial officer effective January 3, 2023.

In February 2024, the compensation & people committee approved 2024 base salaries, 2023 performance-based cash incentive awards and annual stock option, RSU and PSU awards for our NEOs, other than for Mr. Goff. Upon the recommendation of our compensation & people committee, in February 2024, our board of directors approved the 2024 base salary, 2023 performance-based cash incentive award and annual stock option, RSU and PSU awards for Mr. Goff. See the section entitled “—2024 Executive Compensation Decisions” for more information regarding the 2024 compensation of our NEOs.

We have developed and periodically reassess our executive compensation program to align with current governance and best practices while ensuring our ability to achieve our stated objectives and philosophy and support our ambitious business goals:

What We Do	What We Don’t Do

✓  Maintain an industry-specific peer group for benchmarking pay

✓  Target pay based on market norms

✓  Deliver executive compensation primarily through performance-based pay

✓  Set challenging short- and long-term incentive award goals

×   Allow hedging or pledging of equity

×   Re-price stock options

×   Offer perquisites or personal benefits beyond limited perquisites for new hires

×   Provide supplemental executive retirement plans

×   Provide tax gross ups

✓  Cap annual performance-based cash incentive program payouts at 150% of the target payout level

✓  Maintain a clawback policy for equity and incentive compensation

✓  Require minimum levels of stock ownership by executives

✓  Offer market-competitive benefits for executives that are consistent with the rest of our employees

✓  Consult with an independent advisor on compensation levels and practices

✓  Annually assess risk of compensation policies, practices and programs

Compensation Objectives and Philosophy

Our mission is to develop and deliver transformative therapies for patients living with rare diseases. Our compensation & people committee believes that the most effective compensation program is one that rewards sustainable value creation for stockholders, through the delivery of strong company performance, as well as tangible progress toward achieving our mission to improve the lives of patients. The objectives of our compensation program are to:

•	attract and retain superior executive officers and other employees with outstanding skills and values who contribute to our long-term success;

•	provide incentives that motivate and reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention; and

•

align executives’ interests with those of stockholders by rewarding the achievement of short- and long-term strategic and financial goals, which we believe serves to enhance short- and long-term value creation for our stockholders.

To achieve its objectives, our compensation & people committee evaluates our executive compensation program with the goal of setting total compensation at levels that align with our culture, total rewards strategy, size, life stage and industry peers. Specifically, our compensation & people committee targets base salaries at the

50th percentile of our peer group, as discussed below, and seeks to ensure that such salaries reflect each executive’s level of experience, performance and responsibility and that such levels are competitive with those of other companies in our industry that compete with us for executive talent. Our compensation program also provides annual performance-based cash compensation that targets the 50th percentile of our peer group. The compensation & people committee utilizes a variety of factors to assess performance against company objectives including, among other things, achieving scientific, business, organizational and operational goals such as regulatory submissions and approvals; progressing our clinical trials and research programs; achieving key research and development milestones; maintaining the strong financial health of the company; maintaining key strategic relationships; adding to and developing internal competencies, including retention of high-performing employees; and achieving desired revenue and other financial metrics.

In addition, we provide a significant portion of our executive compensation in the form of equity incentive compensation through the grants of stock options and RSUs that vest over time, and PSUs that vest upon the achievement of specified corporate milestones. We believe our long-term incentive awards facilitate retention and align the interests of our NEOs with those of our stockholders by allowing them to participate in the longer-term success of our company and the intended appreciation of our stock price. Our compensation & people committee considers a number of factors when comparing to our peers in determining equity incentive compensation for our NEOs, including annual long-term incentive values, annual equity awards expressed as a percentage of total shares outstanding, total annual and cumulative dilution, the retentive value of outstanding awards and total equity ownership. Given the dynamic biopharmaceutical market, the compensation & people committee does not overemphasize any one perspective. Rather, the compensation & people committee takes a holistic view, further considering the achievement of company goals and how that impacts total stockholder return, as well as market data of our peer group, when determining actual award levels for the NEOs. We believe that designing our overall compensation program in this manner is necessary and appropriate in order to attract and retain the quality of talent we need to successfully grow our business, achieve our challenging goals, sustain strong performance, and differentiate ourselves from those companies against which we compete for talent. However, any given individual employee’s compensation may vary from the targeted pay framework, based on the unique responsibilities and requirements of his or her position, his or her experience and other qualifications, internal parity relative to similar positions within the company, and individual or company performance relative to performance goals and the peer group to ensure appropriate pay-for-performance alignment.

Overview of Executive Compensation Process

As a part of evaluating and determining NEO performance and compensation, our compensation & people committee receives recommendations from our chief executive officer (except with respect to his own performance and compensation). Our chief executive officer’s performance and compensation is approved by our board of directors based upon the recommendation of our compensation & people committee. The evaluation of each of our named executive officers is based on our overall corporate performance against annual goals that are approved by the board of directors at the beginning of each year, as discussed in more detail below.

The compensation & people committee has the sole authority to retain, at our expense, one or more third-party compensation consultants to assist the compensation & people committee in performing its responsibilities. The compensation & people committee may terminate the services of the consultant if the compensation & people committee deems it appropriate. In 2023, the compensation & people committee utilized the services of the Human Capital Solutions practice at Aon plc (formerly Radford), or Aon, to assist it in fulfilling its responsibilities. Aon was retained exclusively by the compensation & people committee and has not been retained by management to perform any work for the company other than projects performed at the direction of the compensation & people committee. Aon provides analysis and recommendations regarding:

•	trends and emerging topics with respect to executive compensation;

•	peer group selection for executive and board of directors’ compensation benchmarking;

•	compensation practices of our peer group, including executive severance arrangements;

•	compensation philosophy and programs, including risk assessment, for executives and non-executives;

•	stock utilization and other metrics; and

•	board of directors’ compensation.

In addition, we subscribe to Aon’s various global annual and specialized life sciences and general industry surveys on an ongoing basis. Aon advised the compensation & people committee on all of the principal aspects of executive compensation for 2023. Aon consultants attend meetings of the compensation & people committee, including executive sessions in which executive compensation issues are discussed, when requested to do so. Aon reports to the compensation & people committee and not to management, although it meets with management for purposes of gathering information for its analyses and recommendations. The compensation & people committee annually evaluates its engagement of compensation consultants, and selected Aon to advise with respect to compensation matters based on Aon’s industry experience and reputation, which our compensation & people committee concluded gave Aon useful context and knowledge to advise it. The compensation & people committee has assessed the independence of Aon pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent Aon from independently advising the compensation & people committee.

Annual base salaries for the current year, and annual performance-based cash incentives and equity incentive awards for the prior year are generally determined in the first quarter of the year based on company and individual performance of the prior year, as well as other factors, including compensation trends in the biopharmaceutical industry and among our benchmark peers. Our compensation & people committee may also review or determine the compensation of our executive officers throughout the course of the year, including in connection with new hires, promotions or other special circumstances as our compensation & people committee determines appropriate.

Use of Comparator Peer Group

The compensation & people committee benchmarks our executive compensation against a peer group of companies to determine competitiveness and market trends. The compensation & people committee reviews the companies in our peer group annually, reviews Aon’s recommendations regarding which companies should be included in the peer group and makes adjustments as necessary to ensure the peer group continues to properly reflect comparable companies based on industry, market capitalization and headcount, as well as companies with which we compete for talented executives. The compensation & people committee also annually reviews the executive pay practices of other similarly situated companies as reported by Aon through industry surveys and proxy analyses specific to the biopharmaceutical and biotechnology sectors. The compensation & people committee considers this information when making determinations for each element of compensation.

In developing the peer group of companies to inform 2023 compensation decisions, our compensation & people committee, with the assistance of Aon, established a peer group of 14 publicly traded, national and regional companies in the biopharmaceutical industry based on a balance of the following criteria:

•

companies with approximately 150 to 1,500 employees, a market capitalization between $400 million and $4 billion, a late-stage clinical or early commercial-stage portfolio with a focus on rare diseases, and annual revenue of less than $500 million;

•	companies against which we believe we compete for executive talent; and

•	public companies based in the United States whose compensation and financial data are available in proxy statements or other public documents.

Based on these criteria, our peer group for 2023 was comprised of the following companies:

ACADIA Pharmaceuticals Inc.	Blueprint Medicines Corporation	Nektar Therapeutics

Albireo Pharma, Inc.	FibroGen, Inc	Sage Therapeutics, Inc.

Amicus Therapeutics, Inc.	Global Blood Therapeutics, Inc.	Travere Therapeutics, Inc.

Apellis Pharmaceuticals, Inc.	Insmed Incorporated	Ultragenyx Pharmaceutical Inc.

Biocryst Pharmaceuticals, Inc.	Mirum Pharmaceuticals, Inc.

The compensation & people committee believes the compensation practices of our peer group provide us with appropriate compensation benchmarks for evaluating the compensation of our NEOs. Notwithstanding the similarities of the peer group to our company, due to the nature of our business, we compete for executive talent with many companies that are larger and more established than we are or that possess greater resources than we do, as well as with prestigious academic and non-profit institutions. Other considerations, including market factors, the experience level of the executive and the executive’s performance against established corporate goals and individual objectives, may require that our compensation & people committee vary from its historic compensation practices or deviate from its general compensation philosophy under certain circumstances.

For the purposes of informing 2024 compensation decisions, the compensation & people committee, with the advice of Aon, examined the peer group list and, with reference to market capitalization, therapeutic area, stage of development, number of employees and other key business metrics, approved the following 2024 peer group:

ACADIA Pharmaceuticals Inc.	Crinetics Pharmaceuticals, Inc.*	Sage Therapeutics, Inc.

Amicus Therapeutics, Inc.	Insmed Incorporated	SpringWorks Therapeutics, Inc.*

Apellis Pharmaceuticals, Inc.	Mirati Therapeutics, Inc.*	Travere Therapeutics, Inc.

Biocryst Pharmaceuticals, Inc.	Mirum Pharmaceuticals, Inc.	Ultragenyx Pharmaceutical Inc.

Blueprint Medicines Corporation	Rhythm Pharmaceuticals, Inc.*

*addition to 2024 peer group

Our compensation & people committee made adjustments to our 2024 peer group to ensure it represented a group of biopharmaceutical companies that aligns to us in key measures based on our disease area focus, the current state of our commercialization efforts, and our development pipeline, focusing on companies with approximately 125 to 1,200 employees, a market capitalization between $500 million and $4.5 billion, a late-stage clinical or early commercial-stage portfolio with a focus on rare diseases, and annual revenue of less than $500 million. Specifically, FibroGen, Inc. and Nektar Therapeutics were each removed from the 2024 peer group because each company’s market capitalization moved outside of our targeted range, and Albireo Pharma, Inc. and Global Blood Therapeutics, Inc. were each removed from the 2024 peer group due to each company having been acquired. Crinetics Pharmaceuticals, Inc., Mirati Therapeutics, Inc., Rhythm Pharmaceuticals, Inc., and SpringWorks Therapeutics, Inc. were added to the 2024 peer group.

Executive Compensation Elements

The primary elements of our executive compensation program are:

•	base salary;

•	annual performance-based cash incentives;

•	equity incentive awards;

•	severance and change in control benefits;

•	broad-based health and welfare benefits; and

•	broad-based 401(k) plan.

Our compensation & people committee uses its judgment to allocate long-term and short-term compensation for our NEOs, in alignment with our pay-for-performance philosophy and the long-term interests of stockholders. After reviewing information provided by our compensation consultant and other relevant data, our compensation & people committee exercises its judgment to determine what it believes to be the appropriate level and mix of the various compensation components. The compensation & people committee generally strives to provide our NEOs with a balance of short-term and long-term incentives to encourage consistently strong performance. Ultimately, the objective in allocating between long-term and short-term compensation is to ensure adequate base compensation to attract and retain talent, while providing incentives to maximize long-term value for our company and our stockholders. Therefore, we provide cash compensation in the form of base salary to meet competitive salary norms and reward performance on an annual basis. We also provide cash compensation in the form of performance-based cash incentive compensation designed to incentivize and reward performance based on specific annual company goals. To further focus our NEOs on longer-term performance, we rely upon equity-based incentive awards that vest over a meaningful period of time or upon the achievement of meaningful corporate milestones, thereby reinforcing stockholder value creation. In addition, we provide our executives with benefits that are available to all employees, including medical, vision and dental insurance; life and disability insurance; medical and dependent care flexible spending accounts; a 401(k) plan; and an opportunity to invest in our company pursuant to our employee stock purchase plan. Finally, we offer our NEOs severance benefits to align with market practice and to incentivize them to continue to strive to achieve stockholder value in connection with change in control situations.

Base Salaries

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of our NEOs. Base salaries for our NEOs typically are established through arm’s length negotiation at the time the NEO is hired or promoted, taking into account the position for which the NEO is being considered and the NEO’s qualifications, prior experience and salary expectations. None of our NEOs is currently party to an employment agreement that provides for automatic or scheduled increases in base salary and we do not provide formulaic base salary increases to our NEOs. However, on an annual basis, our compensation & people committee reviews and evaluates, with input from our chief executive officer (other than with respect to himself), the need for adjustment of the base salaries of our NEOs based on changes and expected changes in the scope of a NEO’s responsibilities, including promotions, the individual contributions made by and performance of the NEO during the prior year, the NEO’s performance over a period of years, overall labor market conditions, the relative ease or difficulty of replacing the executive with a well-qualified person, our overall growth and development as a company and general salary trends in our industry and among our peer group and where the NEO’s salary falls in the salary range presented by that data. In making decisions regarding salary increases, the compensation & people committee may also draw upon the experience of members of our board of directors with other companies.

In February 2023, based on a review of market data provided by Aon, the current compensation levels of our NEOs and company performance and individual contributions, our compensation & people committee or board of directors, as applicable, approved 2023 salary increases for Mr. Goff, Ms. Jones, Mr. Burns, and Dr. Gheuens. Ms. Milanova was appointed our chief commercial officer effective January 3, 2023, and her 2023 base salary was approved by the compensation & people committee in November 2022.

The 2022 and 2023 annual base salaries of each of our NEOs were:

	2022 Base Salary ($)	2023 Base Salary ($)	% Change
Brian Goff	775,000	798,250	3	%(1)
Cecilia Jones	475,000	484,500	2	%(1)
James Burns	460,000	497,007	8	%(2)
Sarah Gheuens, M.D., Ph.D.	550,000	566,500	3	%(1)
Tsveta Milanova	—	510,000	—

(1)	Increase reflects merit-based adjustment.

(2)	Increase reflects merit- and market-based adjustments.

Annual Performance-based Cash Incentives

We have designed our annual performance-based cash incentive program, which is guided by specified annual corporate and individual goals and contributions, to emphasize pay-for-performance and to reward our NEOs for our performance during the preceding year. The target pay opportunity of the annual cash incentive for the chief executive officer is determined by our board of directors, based upon the recommendation of our compensation & people committee, and the amount of the target pay opportunity of the annual cash incentive for all other NEOs is determined by our compensation & people committee with input from our chief executive officer. In making such determinations and recommendations, the compensation & people committee examined the totality of anticipated and unanticipated achievements by us and each NEO in the preceding year, including our performance against specific research, clinical, operational and financial company goals. In recent years, these annual company goals have primarily focused on the advancement of our lead programs.

Our compensation & people committee determined to formally cap annual performance-based cash incentive program funding in any given year at 150% of the target payout level. Under our annual performance-based cash incentive program, individual cash incentive awards are determined by first establishing a cash incentive pool, which is adjusted based upon recommendations by our compensation & people committee and upon approval by our board of directors based on the company’s performance as measured against the company’s predetermined annual goals and then allocated among all eligible program participants. Below is the list of the company’s 2023 goals and relative weighting assigned to each goal, as considered by our compensation & people committee and board of directors in their respective assessment of company performance in 2023.

1)	Build momentum for launch of PYRUKYND® as the first available treatment for PK deficiency and to set foundation for future of hemolytic anemia franchise by building experience: relative weighting 20%

•	Achieve target revenue for PYRUKYND® in adult PK deficiency by the end of the fourth quarter;

•	Enroll target number of patients in the ACTIVATE-kids phase 3 study and ACTIVATE-kidsT phase 3 study by the end of the fourth quarter; and

•	Complete analysis of global opportunity in thalassemia by the end of the third quarter.

2)	Advance PYRUKYND®, including progressing pivotal programs in thalassemia and SCD: relative weighting 40%

•	Achieve last-patient-in for the ENERGIZE phase 3 study by the end of the second quarter;

•	Achieve last-patient-in for the ENERGIZE-T phase 3 study by the end of the second quarter; and

•	Achieve primary endpoint for the phase 2 portion of the RISE UP study by the end of the third quarter.

3)	Diversify pipeline to enhance leadership position beyond PYRUKYND®: relative weighting 20%

•	Achieve last-patient-in for the phase 2 study of AG-946 in LR MDS by the end of the third quarter; and

•	Enable pipeline progression beyond PK activation by the end of the fourth quarter by filing an IND for our PAH stabilizer by year-end and in-licensing a new development program.

4)	Maintain financial strength and develop our strategy, organization and culture to ensure execution of company’s long-term vision: relative weighting 20%

•	Spend within forecast;

•	Provide a differentiated, high quality employee experience that engages talent and ensures retention of key capabilities; and

•	Drive culture of inclusion and belonging and increase representational diversity across employee population.

Certain of these corporate goals include highly sensitive and competitive data, including preclinical, clinical, regulatory, strategic and financial targets. We do not disclose the specific portions of these goals because we believe that such disclosure would result in competitive harm to us. We purposely set these goals at challenging levels. Revealing certain elements of these goals could potentially reveal insights about our preclinical, clinical, regulatory, financial and strategic plans or objectives that our competitors or potential collaborators could use against us.

In January 2024, our chief executive officer recommended to our compensation & people committee that our company’s performance against 2023 goals be assessed based on the company’s achievements against these goals during the year, which achievements are discussed above under “Compensation Discussion and Analysis—Executive Summary”. Based on the company’s achievement against our 2023 goals, the overall company performance score for 2023 was determined to be 116% by our board of directors upon the recommendation of the compensation & people committee. Below is our relative weighted performance against our 2023 goals, as determined by our board of directors.

2023 Corporate Goals	Weighting	Potential Achievement (as % of target)	Assessment of Achievement	Weighted Performance
Build momentum for launch of PYRUKYND® as the first available treatment for PK deficiency and set foundation for future of hemolytic anemia franchise by building experience	20%	0-110%	95%	19%
Advance PYRUKYND®, including progressing pivotal programs in thalassemia and SCD	40%	0-137%	130%	52%
Diversify pipeline to enhance leadership position beyond PYRUKYND®	20%	0-135%	125%	25%
Maintain financial strength and develop our strategy, organization and culture to ensure execution of the company’s long-term vision	20%	0-100%	100%	20%

Total	100%			116%

Our compensation & people committee also evaluates the individual performance of our NEOs, with the input of our chief executive officer in the case of the evaluation of our other NEOs, and makes recommendations to our board of directors with regard to the evaluation of our chief executive officer’s individual performance. Consistent with this process, our compensation & people committee assessed the performance of Mr. Goff in 2023 based on our relative achievement of our corporate goals as well as his individual performance and leadership in driving the execution of our strategic plans.

In assessing the individual performance of our NEOs other than our chief executive officer, our compensation & people committee, with the input of our chief executive officer, considered each such officer’s individual contributions to the completion of our 2023 goals, and the officer’s individual achievements in helping to build the company and execute on our strategy. These achievements include the following:

•

In 2023, Ms. Jones led our finance and investor relations functions and made a number of notable achievements including management of strong financial results for 2023 through a disciplined approach to cash spending, finalizing 2024 budget plans, and advising on a number of strategic initiatives including structuring of a new in licensing deal with Alnylam to support pipeline development.

•

In 2023, Dr. Gheuens led the consolidated functions spanning our research, clinical and regulatory teams responsible for the significant progress made across our pipeline through the development and execution against key milestones in our pivotal programs in pediatric PK deficiency, thalassemia and SCD and enhancing potential pipeline growth through accelerated developments in AG-946 and the submission of a new IND.

•

In 2023, Mr. Burns led our legal, compliance and intellectual property functions; providing general legal support, supporting pipeline development through an in-licensing deal and coordinating compliance efforts around commercializing PYRUKYND® for the treatment of hemolytic anemia in adults with PK deficiency.

•

In 2023, Ms. Milanova led our commercial function by helping to build a team to support a strategy for potential global commercialization and also continuing the progress in commercializing PYRUKYND® for the treatment of hemolytic anemia in adults with PK deficiency, which earned $26.8 million in net U.S. product revenue for the year ended December 31, 2023, demonstrating substantial growth from the prior year.

Based on company and individual performance, our board of directors approved, upon the recommendation of the compensation & people committee, the 2023 cash incentive payment for Mr. Goff, and the compensation & people committee approved the 2023 cash incentive payments for our other NEOs, as follows:

	Target Award as % of Base Salary	Target Cash Incentive Payment ($)	2023 Actual Cash Incentive Payment ($)	2023 Actual Cash Incentive Payment (% of Target Award)
Brian Goff	70%	558,775	648,179	116%
Cecilia Jones	45%	218,025	252,910	116%
James Burns	45%	223,653	259,438	116%
Sarah Gheuens, M.D., Ph.D.	45%	254,925	295,714	116%
Tsveta Milanova	45%	229,500	266,220	116%

The 2023 cash incentive payments for all employees, including the NEOs, were earned in 2023 and paid in 2024.

As discussed below under “—2024 Executive Compensation Decisions”, the annual cash incentive target award percentages for 2024 performance for our NEOs remain unchanged from 2023.

Performance-Based Cash Bonus Plan

On December 12, 2022, our compensation & people committee adopted a performance-based cash bonus plan, pursuant to which Mr. Burns, Dr. Gheuens and other members of senior management were eligible to receive a performance-based cash bonus if we achieved database lock for our ENERGIZE clinical trial by the end of April 2024. Specifically, upon achievement of this performance condition, Mr. Burns and Dr. Gheuens were entitled to receive an amount equal to 1 times (in the case of Mr. Burns) and 1.25 times (in the case of Dr. Gheuens) their target 2022 annual cash incentive payment (the “baseline bonus amount”), equal to $207,000 and $309,375, respectively. If the performance condition was achieved prior to April 2024, Mr. Burns and Dr. Gheuens were entitled to receive a payment in the amount of 1.2 times the baseline bonus amount, equal to $248,400 and $371,250, respectively.

In December of 2023, our chief executive officer, pursuant to authority delegated to him by our compensation & people committee, determined that database lock for the ENERGIZE clinical trial was achieved, resulting in Mr. Burns and Dr. Gheuens earning a payment in the amount of 1.2 times the baseline bonus amount, equal to a total of $248,400 and $371,250, respectively. The payments under the performance-based cash bonus plan were made to Mr. Burns and Dr. Gheuens in January 2024. Our other NEOs were not entitled to any payments under the performance-based cash bonus plan.

Equity Incentive Awards

Our equity award program is the primary long-term incentive compensation vehicle for our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. Our executives benefit from stock options and RSUs as our stock price increases through the creation of stockholder value; similarly, the PSU awards granted to our executives vest only after the achievement of specified company performance milestones. Accordingly, we believe stock option, RSU and PSU awards provide meaningful incentives to our executives to increase the value of our stock over time. In addition, the vesting features of our equity grants contributes to executive retention by providing an incentive to our executives to remain employed with us during the vesting period.

Equity compensation represents the largest at-risk component of our NEOs’ compensation arrangements. We believe that it is appropriate to align the interests of our NEOs with those of our stockholders to achieve and sustain long-term stock price appreciation. We typically use stock option, RSU and PSU awards to compensate our NEOs in the form of initial grants in connection with the commencement of employment. We have historically granted stock options, RSUs and, beginning in 2022, PSUs on an annual basis thereafter. In addition, from time to time we have granted certain employees, including our NEOs, supplemental RSU and/or PSU awards in order to further promote retention and to motivate and emphasize individual employees’ impact on our organizational success.

We grant equity awards to our NEOs with both time-based and performance-based vesting. The stock options that we grant to our NEOs with time-based vesting typically become exercisable as to 25% of the shares underlying the option on the first anniversary of the grant date, and as to the remaining shares in equal monthly increments over the 36 months thereafter. The RSUs we grant to our NEOs typically vest in equal annual installments on each anniversary of the date of grant, until the third anniversary of such date. The PSUs that we grant to our NEOs generally vest in connection with the achievement of specified company performance milestones. The exercise price of all stock options equals the fair market value of shares of our common stock on the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents. Vesting for stock options ceases on termination of service and exercise rights for stock options cease shortly after termination of service except in the case of death or disability. Vesting of both RSU and PSU awards ceases upon termination of service.

In specified termination and change in control circumstances, equity awards held by our NEOs are subject to accelerated vesting. See “—Severance and Change in Control Benefits” below for further information.

Annual Equity Grants

Our compensation & people committee and board of directors, as applicable, determined that the mix for the 2023 annual equity grants to our NEOs be split approximately as follows: 50% in stock options, 25% in RSUs and 25% in PSUs, based on grant date value, for Mr. Goff, Ms. Jones, Mr. Burns and Dr. Gheuens. This equity mix excludes a retention grant made to Dr. Gheuens’ in June 2023 (which is described below under “Supplemental Equity Grants”). In accordance with Ms. Jones’ employment agreement, the amounts of her annual stock option and RSU grants were pro-rated to equal 50% of the annual equity grants she would have received had she been employed with us for all of 2022. In addition, the compensation & people committee determined to grant her PSUs at 100% in order to further align her performance-based compensation with that of our other executive officers. Ms. Milanova commenced employment with the company in 2023, and as a result did not receive annual stock option or RSU grants in 2023, but did receive an annual PSU award in 2023 in accordance with the terms of her employment agreement. For information regarding the equity grants received by Ms. Milanova upon her commencement of employment, see “New Hire Equity Grants” below.

The compensation & people committee and board of directors determined that the equity mixes for annual grants and new hire awards were appropriate to ensure that compensation remains tied to stock performance and achievement of meaningful corporate milestones (through stock options and PSUs) and promotes retention (via RSUs that vest over time to deliver equivalent value to stock options while using fewer authorized shares). As noted below under “2024 Executive Compensation Decisions”, our compensation & people committee determined that annual equity awards for our NEOs continue to be split approximately 50% in stock options, 25% in RSUs and 25% in PSUs, based on grant date value, for 2024, in order to closely align executive compensation with the achievement of meaningful corporate milestones.

None of our NEOs are currently party to an employment agreement that provides for an automatic award of equity grants, other than initial equity awards made in connection with the start of employment.

In determining the size of the annual stock option, RSU and PSU grants to our NEOs, our compensation & people committee, with the assistance from Aon, considers our company performance, individual performance, the potential for enhancing the creation of value for our stockholders, the amount of equity previously awarded to the NEOs and the vesting terms of such prior awards, the company’s broader organizational equity needs and overall dilution, as well as industry and peer group benchmark data. We evaluate our equity award program on an annual basis to ensure that it appropriately links to our long-term performance by aligning the interests of our executives and our stockholders, remains competitive with industry and peer benchmarks and is consistent with our overall equity needs and dilution levels. Annual equity awards are typically granted to our NEOs effective March 1 of the applicable year.

In February 2023, our compensation & people committee (or our board of directors, upon recommendation of our compensation & people committee, with respect to our chief executive officer) approved annual equity incentive awards in the form of stock options, RSUs and PSUs, as applicable, to our NEOs, effective March 1, 2023, in the amounts set forth opposite their respective names in the table below. In the case of each award, these grants were based on the NEO’s existing equity incentive holdings, level of responsibility within our company, equity ownership in relation to the peer group benchmark, and the compensation & people committee’s assessment (or our board of directors’ assessment, in the case of our chief executive officer) of the NEO’s individual performance and our overall company performance, in each case without reference to any specific metric.

	2023 Annual Stock Option Awards (1)	2023 Annual RSU Awards (2)	2023 Annual PSU Awards (3)
Brian Goff	94,500	25,500	25,500
Cecilia Jones(4)	22,000	6,000	12,000
James Burns	44,000	12,000	12,000
Sarah Gheuens, M.D., Ph.D.	44,000	12,000	12,000
Tsveta Milanova(5)	—	—	12,000

(1)

The options have an exercise price of $25.01 per share, the closing price on the date of grant. The options are subject to time-based vesting, with 25% of the shares underlying the award vesting on the first anniversary of the grant date and the remaining shares vesting monthly thereafter in equal increments over 36 months, subject to continued service.

(2)

The RSUs are subject to time-based vesting, with one-third of the shares of common stock underlying the RSUs vesting on the first, second and third anniversaries of the grant date, subject to continued service.

(3)	The PSUs vest as to one-half of the underlying shares of common stock upon the achievement of each of two specified regulatory milestones, subject to continued service.

(4)

Ms. Jones’ stock option and RSU grants were pro-rated to equal 50% of the annual equity grants she would have received had she been employed with us for all of 2022, in accordance with her employment agreement. The compensation & people committee also determined to grant her PSUs at 100% in order to further align her performance-based compensation with that of our other executive officers.

(5)	Ms. Milanova did not receive annual stock option or RSU awards in 2023, but did receive an annual PSU award in accordance with her employment agreement.

New Hire Equity Grants

In connection with the start of Ms. Milanova’s employment on January 3, 2023, the compensation & people committee granted her equity awards in the form of stock options, RSUs and PSUs, as reflected in the table below. These awards were granted outside our 2013 Stock Incentive Plan, as inducements material to Ms. Milanova’s entry into employment with us in accordance with Nasdaq Listing Rule 5635(c)(4), and were designed to be competitive with market practice.

	New Hire Stock Option Awards (1)	New Hire RSU Awards (2)	New Hire PSU Awards (3)
Tsveta Milanova	135,682	25,426	10,897

(1)

The options granted to Ms. Milanova have an exercise price of $27.53 per share, the closing price on the date of grant. The options are subject to time-based vesting, with 25% of the shares underlying the award vesting on the first anniversary of the grant date and the remaining shares vesting monthly thereafter in equal increments over 36 months, subject to continued service.

(2)

The RSUs are subject to time-based vesting, with one-third of the shares of common stock underlying the RSUs vesting on the first, second and third anniversaries of the grant date, subject to continued service.

(3)	The PSUs vest as to the underlying shares of common stock upon the achievement of specified research, clinical and regulatory milestones, subject to continued service.

Supplemental Equity Grants

In June 2023, the compensation & people committee granted Dr. Gheuens RSUs set forth in the table below, effective July 1, 2023, in order to further align her interests with the achievement of critical near- and mid-term corporate milestones.

RSU Awards (1)
Sarah Gheuens, M.D., Ph.D.	25,124

(1)

The RSUs are subject to time-based vesting, with one-third of the shares of common stock underlying the RSUs vesting on the first, second and third anniversaries of the grant date, subject to continued service.

Performance Share Units (PSUs)

In addition to annual stock option and RSU grants, we grant PSUs to our executives, including our NEOs, in order to further align executive incentives with critical value drivers for the business. We have multiple PSU programs for our executives under which PSUs will vest only after the achievement of specified performance milestones, as described below. Beginning in 2022, our compensation & people committee formally introduced PSUs as part of the annual equity grants to our executives, including our NEOs.

2021 PSU Program

The PSUs that we granted to our then-current NEOs in February 2021 and in connection with the appointment of Dr. Gheuens to chief medical officer, vest as to one-half of the underlying shares upon our compensation & people committee’s determination of the achievement of each of the following milestones, the performance period for which expires on December 31, 2024:

•	Exceeding our internal target for the number of PK deficiency patients treated with PYRUKYND® in the 12 months from start of U.S. commercial launch (milestone not achieved); and

•	Meeting the primary endpoint in a pivotal trial of mitapivat in thalassemia (milestone determined to be achieved by the compensation & people committee in January 2024).

2022 PSU Program

The PSUs that we granted to our then-current NEOs in 2022 (including to Ms. Jones upon commencement of her employment in 2022 and Ms. Milanova upon commencement of her employment in January 2023, and other than Mr. Goff), vest as to one-half of the underlying shares upon our compensation & people committee’s determination of the achievement of each of the following milestones, the performance period for which expires as set forth below:

•

Receipt of written notice by the FDA of its acceptance of a company-sponsored IND for a development candidate in a non-PKR activator program prior to December 31, 2023 (in December 2023, following submission of the IND for AG-181, the compensation & people committee extended the performance period until January 31, 2024 to allow 30 days for FDA review; milestone determined to be achieved by the compensation & people committee in January 2024); and

•	Meet primary endpoint of the mitapivat phase 2 SCD study (RISE UP) by December 31, 2025 (milestone determined to be achieved by the compensation & people committee in June 2023).

The PSUs that we granted to Mr. Goff in August 2022 in connection with his appointment as our chief executive officer vest as to the underlying shares upon our compensation & people committee’s determination of the achievement of each of the following milestones, the performance period and relative weight for each milestone as set forth below:

•

Clearance or approval by the FDA of the first IND submitted by the company for a development candidate in a non-PKR activator program by December 31, 2023 (10% of underlying shares; in December 2023, the compensation & people committee extended the performance period until January 31, 2024 to allow 30 days for FDA review; milestone determined to be achieved by the compensation & people committee in January 2024);

•

Confirmation that one of two pivotal trials of mitapivat in thalassemia has met its primary endpoint by December 31, 2024 (15% of underlying shares; milestone determined to be achieved by the compensation & people committee in January 2024);

•	Confirmation that the second of two pivotal trials of mitapivat in thalassemia has met its primary endpoint by December 31, 2024 (15% of underlying shares; milestone not yet achieved);

•

Clearance or approval by the FDA of a second IND submitted by the company for a development candidate in a non-PKR activator program or company in-licensing of an FDA cleared or approved IND for a non-PKR activator program by December 31, 2025 (15% of underlying shares; milestone not yet achieved);

•

Meet primary endpoint of the mitapivat phase 2 SCD study (RISE UP) by December 31, 2025 (15% of underlying shares; milestone determined to be achieved by the compensation & people committee in June 2023);

•	Receipt by the company of written notice from the FDA of its approval of mitapivat for use in thalassemia by December 31, 2026 (15% of underlying shares; milestone not yet achieved); and

•

Confirmation of positive results in a phase 3 clinical trial of mitapivat sufficient to support an NDA filing in SCD in the United States by December 31, 2026 (15% of underlying shares; milestone not yet achieved).

2023 PSU Program

The PSUs that we granted to our NEOs in March 2023 vest as to one-half of the underlying shares upon our compensation & people committee’s determination of the achievement of each of the following milestones (which are also included in the milestones for Mr. Goff’s 2022 PSU awards, described above), with the performance period as set forth below:

•

Clearance or approval by the FDA of a second IND submitted by the company for a development candidate in a non-PKR activator program or company in-licensing of an FDA cleared or approved IND for a non-PKR activator program by December 31, 2025 (milestone not yet achieved); and

•	Receipt by the company of written notice from the FDA of its approval of mitapivat for use in thalassemia by December 31, 2026 (milestone not yet achieved).

2024 PSU Program

The PSUs that we granted to our NEOs in March 2024 vest as to the underlying shares upon our compensation & people committee’s determination of the achievement of each of the following milestones, the performance period and relative weight for each milestone as set forth below:

•

Confirmation of positive results in a phase 3 clinical trial of mitapivat sufficient to support an NDA filing in SCD in the United States by December 31, 2026 (25% of underlying shares for Mr. Goff, 50% of underlying shares for our other NEOs; milestone not yet achieved); and

•

Achieve 110% of thalassemia revenue target for the first 12 months following FDA approval of mitapivat for treatment of thalassemia by December 31, 2027 (75% of underlying shares for Mr. Goff, 50% of underlying shares for our other NEOs; milestone not yet achieved).

We believe that PSUs further increase the performance orientation of our executive compensation program thereby leading to the compensation & people committee’s decision to formally include PSUs as part of the annual equity award mix for our executives. The PSU milestones are intended to ensure a diverse representation of objectives targeted at critical value creating objectives for the company.

2024 Executive Compensation Decisions

In February 2024, our compensation & people committee (or our board of directors, upon recommendation of the compensation & people committee, for our chief executive officer) approved 2024 base salaries, target annual performance-based cash incentive percentages and annual stock option, RSU and PSU awards for our NEOs. The table below sets forth the 2024 compensation levels for our NEOs.

	2024 Target Bonus Award (%)	Change in Target Bonus Award from 2023	2024 Base Salary ($)	% Base Salary Increase over 2023		2024 Equity Incentive Awards (Options)(1)	2024 Equity Incentive Awards (RSUs)(2)	2024 Equity Incentive Awards (PSUs)(3)
Brian Goff	70%	—	$822,198	3.0	%(4)	195,500	54,000	54,000
Cecilia Jones	45%	—	$503,880	4.0	%(5)	60,000	17,000	17,000
James Burns	45%	—	$511,917	3.0	%(4)	60,000	17,000	17,000
Sarah Gheuens, M.D., Ph.D.	45%	—	$583,495	3.0	%(4)	60,000	17,000	17,000
Tsveta Milanova	45%	—	$525,300	3.0	%(4)	60,000	17,000	17,000

(1)

Effective March 1, 2024, our compensation & people committee, or board of directors, as applicable, approved the grant of these stock option awards for our NEOs, at an exercise price of $32.27 per share, the closing price on the date of grant. The options are subject to time-based vesting, with 25% of the shares underlying the award vesting on the first anniversary of the grant date and the remaining shares vesting monthly thereafter in equal increments over 36 months, subject to continued service.

(2)

Effective March 1, 2024, our compensation & people committee, or board of directors, as applicable, approved the grant of these RSUs to our NEOs. The RSUs are subject to time-based vesting, with one-third of the shares of common stock underlying the RSUs vesting on the first, second and third anniversaries of the grant date, subject to continued service.

(3)

Effective March 1, 2024, our compensation & people committee, or board of directors, as applicable, approved the grant of these PSUs to our NEOs. The PSUs vest as to (i) with respect to Mr. Goff, one-fourth of the underlying shares of common stock upon the achievement of a specified regulatory milestone and three-fourths of the underlying shares of common stock upon the achievement of a specified commercial milestone; and (ii) with respect to our other NEOs, one-half of the underlying shares of common stock upon the achievement of each of one specified regulatory and one specified commercial milestone, in each case subject to continued service.

(4)	Increase reflects merit-based adjustment.

(5)	Increase reflects merit- and market-based adjustments.

Salary increases for 2024 became effective as of January 1, 2024. The annual cash incentive target award percentage for our NEOs remained unchanged from 2023. Annual performance-based cash incentive program payouts for 2024 annual cash incentives will be based on our performance against specific research, clinical, operational and financial company goals and, as stated above, will be capped at 150% of the target payout level.

In February 2024, our compensation & people committee determined that annual equity awards for our NEOs be split approximately 50% in stock options, 25% in RSUs and 25% in PSUs, based on grant date value, for 2024, in order to closely align executive compensation with the achievement of meaningful corporate milestones.

Severance and Change in Control Benefits

In 2016, our compensation & people committee adopted the Severance Benefits Plan, or the Severance Plan, which applies to our NEOs and certain other employees, and which became effective as of April 22, 2016 and was subsequently amended on October 6, 2022. The Severance Plan provides for severance benefits in the event of a termination of such NEO’s employment by us without cause or by such employee for good reason either (i) before or more than 18 months after a change in control (“Non-Change of Control Termination”), or (ii) within 18 months following a change in control (“Change of Control Termination”).

The Severance Plan was amended by our board of directors on October 6, 2022, in order to further clarify certain provisions and align the Severance Plan with certain elements of the employment agreements of Mr. Goff and Ms. Jones. The revisions to the Severance Plan, among other things: expand the definition of C-Level Employee (as defined in the Severance Plan) to include any employee with a job title above senior vice president; provided that any equity award to be granted after October 6, 2022 in connection with a Covered Employee’s (as defined in the amended Severance Plan) commencement of employment that vests solely based on the continued performance of services (“New-Hire Equity Awards”) held by Covered Employees will, (A) in the event of (i) a Non-Change of Control Termination or (ii) a termination on account of death or disability prior to a Change of Control (as defined in the Severance Plan), become vested with respect to the portion of the New-Hire Equity Award that would have vested during the one-year period following such termination of service, and (B) in the case of New-Hire Equity Awards that are stock options, be exercisable for a period of 12 months following the termination of service; clarify that, in the event of a Change of Control Termination, (i) any equity award that vests solely based on the continued performance of services will vest upon such termination and (ii) any equity awards that vests based on the achievement of performance metric(s) shall be treated in accordance with the terms of the equity award agreement or the plan under which the award was granted; and increase the length of the period in which any amendment or termination of the Severance Plan made after a Change of Control shall not become effective to a period of 18 months following the Change of Control.

Please refer to “—Employment, Severance and Change in Control Arrangements” below for a more detailed discussion of severance and change in control benefits for our NEOs. We also have provided estimates of the value of the severance payments made and other benefits provided to our NEOs under specified termination circumstances under the caption “—Potential Payments Upon Termination or Change in Control” below. We believe that providing these benefits helps us compete for executive talent. These benefits are designed to promote stability and continuity of our senior management and are intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual, threatened, or rumored change in control of the company.

Health and Welfare Benefits

Our NEOs are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, life and disability insurance plans, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

401(k) Retirement Plan

We maintain a 401(k)-retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code, as amended, or the Code. In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $22,500 in 2023, and have the amount of the reduction contributed to the 401(k) plan. Participants who turned age 50 in 2023 were also eligible to make “catch-up” contributions, which in 2023 may be up to an additional $7,500 above the statutory limit. In 2023, we matched 100% of employee 401(k) contributions up to the first 4% of eligible contributions. Matching contributions are 100% vested immediately.

Clawback Policy

Effective October 2, 2023, we adopted a compensation recovery policy, or a “clawback policy”, in accordance with Rule 10D-1 under the Exchange Act, or Rule 10D-1, and Nasdaq Listing Rule 5608. The policy is administered by the compensation & people committee. The policy provides that, in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, we will attempt to recover, reasonably promptly from each covered executive, any erroneously awarded incentive-based compensation received by our covered executives during the recovery period under the policy. For purposes of this policy, covered executives means any executive officer (as defined in Rule 16a-1(f) under the Exchange Act) who served at any time during the performance period for the applicable incentive-based compensation. Incentive-based compensation means any compensation that is granted, earned or vested based wholly or in part upon the attainment of (i) any measures that are determined and presented in accordance with the accounting principles used in preparing our financial statements, and any measures that are derived wholly or in part from such measures, (ii) stock price and (iii) total stockholder return. Erroneously awarded incentive-based compensation means the amount of incentive-based compensation that was received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid by the covered executives (or by us on their behalf). If the incentive-based compensation is based on our stock price or total stockholder return and the amount of the erroneously awarded incentive-based compensation is not subject to recalculation directly from the information in an accounting restatement, the amount to be recovered shall be based on a reasonable estimate by the compensation & people committee of the effect of the accounting restatement on the stock price or total stockholder return upon which the incentive-based compensation was received. The policy does not apply to incentive-based compensation received prior to October 2, 2023 or to incentive-based compensation that was received by a covered executive before beginning service as an executive officer.

If we are required to prepare an accounting restatement and the policy is not applicable to the compensation, the clawback policy previously adopted by our board of directors effective April 22, 2016 will apply in accordance with its terms.

Perquisites

Consistent with our pay-for-performance philosophy, we have provided only limited perquisites to our executives in connection with the start of employment. We do not provide personal perquisites such as automobile leases, driver services or provide aircraft for personal use.

Anti-Hedging and Pledging Policy

Our insider trading policy expressly prohibits all of our employees, including our NEOs, as well as our directors, from engaging in speculative transactions in our stock, including short sales, purchases or sales of puts, calls or other derivative securities and purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars or exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. In addition, our insider trading policy expressly prohibits all of our employees, including our NEOs, as well as our directors, from purchasing our securities on margin, borrowing against our securities in a margin account or pledging our securities as collateral for a loan.

No Tax Gross-ups

We do not provide for any tax gross-up payments to our NEOs.

Accounting and Tax Considerations

We account for equity compensation paid to our employees under the rules of FASB Codification Topic 718, which rules require us to estimate and record an expense over the service period of any such award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. To date, these accounting requirements have not impacted our executive compensation programs and practices.

We are generally entitled to a U.S. federal income tax deduction with respect to compensation income paid to our service providers, subject to limitation under Section 162(m) of the Code, with respect to compensation in excess of $1 million paid in any one year to each of certain of our current and former executive officers. While the compensation & people committee generally considers the tax implications to us of its executive compensation decisions, such implications did not have a material consideration in the compensation awarded to our named executive officers in 2023.

Stock Ownership Guidelines

In 2016, our compensation & people committee established stock ownership guidelines for our directors and executive officers to further align the interests of our board of directors and executive officers with those of stockholders. The stock ownership guidelines are as follows: our chief executive officer must own shares worth at least three times his base salary; our other executive officers must own shares worth at least their base salary; and our non-employee directors must own shares worth at least three times the annual cash retainer. Our chief executive officer, other executive officers and non-employee directors have five years from first being subject to these guidelines to satisfy the applicable ownership threshold. As of March 31, 2024, all of our directors and executive officers were in compliance with the stock ownership guidelines. Mr. Goff, Ms. Jones, Ms. Milanova, Mr. Capello, Ms. Owen, Ms. Smith and Dr. Ballal are each within the aforementioned five-year phase-in period and as a result are not yet required to meet the stock ownership guidelines.

Compensation Committee Report

The compensation & people committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the compensation & people committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report of the compensation & people committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation & people committee.

Respectfully submitted,

The Compensation & People Committee of the Board of Directors

Cynthia Smith (chair)

Kaye Foster

Catherine Owen

Summary Compensation Table

The following table shows information regarding the compensation of our NEOs during the fiscal years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Brian Goff	2023		798,250	—	637,755	1,319,723	648,179	12,546	3,416,453
Chief Executive Officer	2022	(4)	308,239	250,000	1,999,985	8,981,089	195,300	9,834	11,744,447
	2021		—	—	—	—	—	—	—
Cecilia Jones	2023		484,500	—	150,060	307,242	252,910	14,072	1,208,784
Chief Financial Officer	2022	(5)	127,746	175,000	624,986	1,882,584	96,188	4,422	2,910,926
	2021		—	—	—	—	—	—	—
James Burns	2023		497,007	—	300,120	614,478	507,838	15,097	1,934,540
Chief Legal Officer	2022		460,000	—	370,300	707,400	186,300	14,025	1,738,025
	2021		—	—	—	—	—	—	—
Sarah Gheuens, M.D., Ph.D.	2023		566,500	—	1,008,114	614,478	666,964	14,103	2,870,159
Chief Medical Officer, Head of Research & Development	2022		532,500	—	370,300	707,400	222,750	13,953	1,846,903
	2021		437,583	—	367,626	103,524	247,501	13,276	1,169,510
Tsveta Milanova(6)	2023		507,875	150,000	699,978	2,094,247	266,220	14,953	3,733,273
Chief Commercial Officer	2022		—	—	—	—	—	—	—
	2021		—	—	—	—	—	—	—

(1)

Amounts listed represent the aggregate fair value amount computed as of the grant date of options, RSUs and PSUs granted in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 9, Share-Based Payments, of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 15, 2024. In accordance with SEC rules, for PSUs, these amounts are calculated based on the probable outcome of the performance conditions on the grant date. For each PSU granted during 2023, we determined that, as of the respective dates of grant, it was not probable, as defined under applicable accounting standards that any of the performance conditions would be achieved and, as a result, we assigned a grant date fair value of $0. The value of the 2023 PSU awards for Mr. Goff, Ms. Jones, Mr. Burns, Dr. Gheuens and Ms. Milanova at the respective grant dates assuming that the highest level of performance conditions were achieved would be $637,755, $300,120, $300,120, $300,120 and $600,114, respectively. The value of the 2022 PSU awards for Mr. Goff, Ms. Jones, Mr. Burns and Dr. Gheuens at the respective grant dates assuming that the highest level of performance conditions were achieved would be $4,999,977, $299,989, $370,300 and $370,300, respectively. The value of the 2021 PSU award for Dr. Gheuens at the grant date assuming that the highest level of performance conditions were achieved would be $458,000.

(2)

Amounts represent awards to each of our NEOs under our annual performance-based cash incentive program and in addition, awards for Mr. Burns and Dr. Gheuens under our performance-based cash bonus plan adopted in December 2022. See “Annual Performance-based Cash Incentives” and “Performance-Based Cash Bonus Plan” for a description of those programs. Annual cash incentive compensation earned during the year is typically paid in the following year. The performance-based cash bonus payments were earned in 2023 and paid in January 2024 in the amounts of $248,400 to Mr. Burns and $371,250 to Dr. Gheuens.

(3)

For 2023, amounts include a matching contribution under the company’s 401(k) plan for Mr. Goff, Ms. Jones, Mr. Burns, Dr. Gheuens and Milanova of $10,643, $12,200, $13,200, $12,200 and $13,050, respectively. Amounts also include the dollar value of company-paid life insurance and disability insurance premiums paid during the fiscal year for the NEO.

(4)

Mr. Goff’s 2022 annual base salary was $775,000; however, as Mr. Goff joined the company as chief executive officer effective August 8, 2022, his base salary reported was pro-rated in 2022. In addition, in 2022, Mr. Goff received a relocation bonus of $250,000 and received stock option, RSU and PSU awards upon hire.

(5)

Ms. Jones’s 2022 annual base salary was $475,000; however, as Ms. Jones joined the company as chief financial officer effective September 26, 2022, her base salary reported was pro-rated in 2022. In addition, Ms. Jones received a sign-on bonus of $175,000 and received stock option, RSU and PSU awards upon hire.

(6)

Ms. Milanova’s 2023 annual base salary was $510,000; however, as Ms. Milanova joined the company as chief commercial officer effective January 3, 2023, her base salary reported was pro-rated in 2023. In addition, Ms. Milanova received a sign-on bonus of $150,000, received stock option, RSU and PSU awards upon hire, and received an annual PSU award in March 2023.

Grants of Plan-Based Awards for 2023

The following table sets forth information concerning each grant of an award made to a NEO during the fiscal year ended December 31, 2023 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received. The cash awards were made under our annual performance-based cash incentive program. The new hire equity awards granted to Ms. Milanova in January 2023 were made outside of our 2013 Stock Incentive Plan, as inducements material to her entry into employment with us in accordance with Nasdaq Listing Rule 5635(c)(4). All of the other equity awards granted to our NEOs in 2023 were made under our 2013 Stock Incentive Plan or, following its adoption by our stockholders in June 2023, our 2023 Stock Incentive Plan. Each grant was authorized by our compensation & people committee, or board of directors, as applicable. For more information on equity acceleration benefits under specified circumstances, see “—Employment, Severance and Change in Control Arrangements.”

	Date of Grant	Grant Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units(#)		All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Brian Goff		Annual Incentive	—	558,775	838,163
	3/1/2023	PSUs				—	25,500	(5)	25,500	(5)					—	(5)
	3/1/2023	RSUs				—					25,500	(6)			637,755
	3/1/2023	Stock Options				—							94,500	25.01	1,319,723
Cecilia Jones		Annual Incentive	—	218,025	327,038
	3/1/2023	PSUs				—	12,000	(5)	12,000	(5)					—	(5)
	3/1/2023	RSUs				—					6,000	(6)			150,060
	3/1/2023	Stock Options				—							22,000	25.01	307,242
James Burns		Annual Incentive	—	223,653	335,480	—
	3/1/2023	PSUs				—	12,000	(5)	12,000	(5)					—	(5)
	3/1/2023	RSUs				—					12,000	(6)			300,120
	3/1/2023	Stock Options				—							44,000	25.01	614,478
Sarah Gheuens, M.D., Ph.D.(7)		Annual Incentive	—	254,925	382,388	—
	3/1/2023	PSUs				—	12,000	(5)	12,000	(5)					—	(5)
	3/1/2023	RSUs				—					12,000	(6)			300,120
	3/1/2023	Stock Options				—							44,000	25.01	614,478
	7/1/2023	RSUs				—					25,124	(6)			707,994
Tsveta Milanova(8)		Annual Incentive	—	229,500	344,250	—
	1/3/2023	PSUs				—	10,897	(5)	10,897	(5)					—	(5)
	1/3/2023	RSUs				—					25,426	(6)			699,978
	1/3/2023	Stock Options				—							135,682	27.53	2,094,247
	3/1/2023	PSUs				—	12,000	(5)	12,000	(5)					—	(5)

(1)

Amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts, respectively, payable under our annual incentive cash program as described above under “Annual Performance-based Cash Incentives”. Actual amounts paid for 2023 performance are presented in the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)

Options subject to time-based vesting criteria established by the compensation & people committee or board of directors, as applicable, and described in the footnotes to the Outstanding Equity Awards at Fiscal Year End table below.

(3)	The exercise price per share of these stock options is equal to the closing price of our common stock on the grant date.

(4)

Amounts listed represent the aggregate fair value amount computed as of the grant date of the awards granted in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 9, Share-Based Payments, of the Notes to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on February 15, 2024. For PSUs, these amounts reflect the grant date fair value of such awards based upon the probable outcome of the performance conditions at the time of grant as determined under applicable accounting standards.

(5)

PSUs vest upon the achievement of specified corporate milestones established by the compensation & people committee, or board of directors, as applicable, and described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table below. For each PSU granted during 2023, we determined that, as of the respective dates of grant, it was not probable, as defined under applicable accounting guidance, that any of the performance conditions would be achieved and assigned a grant date fair value of $0.

(6)

RSUs subject to time-based vesting criteria established by the compensation & people committee or board of directors, as applicable, and described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table below.

(7)	Dr. Gheuens received a supplemental RSU award on July 1, 2023.

(8)

Ms. Milanova received PSU, RSU and option awards in connection with her appointment to chief commercial officer effective January 3, 2023 and an annual PSU award in March 2023. She did not receive annual RSU or stock option awards in March 2023.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for each of our NEOs at December 31, 2023. For more information on equity acceleration benefits under specified circumstances, see “-Employment, Severance and Change in Control Arrangements.”

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Brian Goff
	08/08/2022	187,026	374,057	-	$29.38	08/08/2032
	08/08/2022	-	-	-	-	-	45,382	1,010,657
	08/08/2022	-	-	-	-	-	-	-	(4)	(4)
	03/01/2023	-	94,500	-	$25.01	03/01/2033
	03/01/2023	-	-	-	-	-	25,500	567,885
	03/01/2023	-	-	-	-	-	-	-	(5)	(5)
Cecilia Jones
	09/26/2022	36,995	81,395	-	$27.88	09/26/2032
	09/26/2022	-	-	-	-	-	14,945	332,825
	09/26/2022	-	-	-	-	-	-	-	(6)	(6)
	03/01/2023	-	22,000	-	$25.01	03/01/2033
	03/01/2023	-	-	-	-	-	6,000	133,620
	03/01/2023	-	-	-	-	-	-	-	(5)	(5)
James Burns
	04/04/2016	5,420	-	-	$43.77	04/04/2026
	02/21/2017	5,749	-	-	$50.40	02/21/2027-
	02/16/2018	8,295	-	-	$77.70	02/16/2028-
	02/22/2019	8,690	-	-	$58.86	02/22/2029-
	02/14/2020	2,497	110	-	$51.51	02/14/2030-
	02/10/2021	15,576	6,424	-	$56.68	02/10/2031
	02/10/2021	-	-	-	-	-	1,833	40,821
	02/10/2021	-	-	-	-	-			(7)	(7)
	03/01/2022	17,936	23,064	-	$32.20	03/01/2032
	03/01/2022	-	-	-	-	-	7,667	170,744
	03/01/2022	-	-	-	-	-			(6)	(6)
	03/01/2023	-	44,000	-	$25.01	03/01/2033
	03/01/2023	-	-	-	-	-	12,000	267,240
	03/01/2023	-	-	-	-	-			(5)	(5)
Sarah Gheuens, M.D., Ph.D.
	12/02/2019	6,044	-	-	$38.72	12/02/2029
	02/10/2021	2,291	952	-	$56.68	02/10/2031
	02/10/2021	-	-	-	-	-	2,162	48,148
	09/01/2021	-	-	-	-	-			(7)	(7)
	03/01/2022	17,936	23,064	-	$32.20	03/01/2032
	03/01/2022	-	-	-	-	-	7,667	170,744
	03/01/2022	-	-	-	-	-			(6)	(6)
	03/01/2023	-	44,000	-	$25.01	03/01/2033
	03/01/2023	-	-	-	-	-	12,000	267,240
	03/01/2023	-	-	-	-	-			(5)	(5)
	07/01/2023	-	-	-	-	-	25,124	559,511
Tsveta Milanova(9)
	01/03/2023	-	135,682	-	$27.53	01/03/2033
	01/03/2023	-	-	-	-	-	25,426	566,237
	01/03/2023	-	-	-	-	-			(6)	(6)
	03/01/2023	-	-	-	-	-			(5)	(5)

(1)

The options vest with 25% of the shares underlying the option vesting on the first anniversary of the grant date and the remaining shares vesting monthly thereafter in equal increments over 36 months, subject to continued service.

(2)

Represents RSUs, each unit representing a contingent right to receive one share of common stock. One-third of the shares underlying the units vest on the first, second and third anniversaries of the grant date, subject to continued service.

(3)

Market values are based on a price of $22.27 per share, which was the closing price of our common stock as reported on the Nasdaq Global Select Market on December 29, 2023, the last trading day of the year.

(4)

At December 31, 2023, Mr. Goff held PSUs for up to 144,655 shares with a market value as of December 31, 2023 calculated in accordance with footnote (3) of $3,221,467. Each unit represents a contingent right to receive one share of common stock. A specified portion of the PSUs vest upon the achievement of each of six specified research, clinical and regulatory milestones that remained outstanding at December 31, 2023, as determined by our compensation & people committee. The end dates of the performance periods for the remaining milestones range from January 31, 2024 to December 31, 2026. The performance milestones are more fully described above under “2022 PSU Program”, including the performance milestones that were achieved during 2023 and in January 2024.

(5)

At December 31, 2023, Mr. Goff held PSUs for 25,500 shares, and Ms. Jones, Mr. Burns, Dr. Gheuens and Ms. Milanova each held PSUs for 12,000 shares, each with a market value as of December 31, 2023 calculated in accordance with footnote (3) of $567,885, $267,240, $267,240, $267,240 and $267,240, respectively. Each unit represents a contingent right to receive one share of common stock. One-half of the PSUs vest upon the achievement of a specified research milestone, and the remaining half of the PSUs vest upon the achievement of a specified regulatory milestone. All of the PSUs were unearned and unvested as of December 31, 2023. The performance milestones are more fully described above under “2023 PSU Program.”

(6)

At December 31, 2023, Ms. Jones held PSUs for 5,380 shares, Mr. Burns held PSUs for 5,750 shares, Dr. Gheuens held PSUs for 5,750 shares and Ms. Milanova held PSUs for 5,448 shares, with a market value as of December 31, 2023 calculated in accordance with footnote (3) of $119,813, $128,053, $128,053 and $121,327, respectively. Each unit represents a contingent right to receive one share of common stock. The outstanding PSUs vest upon the achievement of a specified regulatory milestone, as determined by our compensation & people committee. The performance period for the milestone ended on January 31, 2024. The performance milestones are more fully described above under “2022 PSU Program”, including the milestones that were achieved during 2023 and in January 2024.

(7)

At December 31, 2023, Mr. Burns held PSUs for 3,250 shares and Dr. Gheuens held PSUs for 5,000 shares, with a market value as of December 31, 2023 calculated in accordance with footnote (3) of $72,378 and $111,350, respectively. Each unit represents a contingent right to receive one share of common stock. The PSUs vest upon achievement of a specified clinical milestone, as determined by our compensation & people committee. The performance period ends for the remaining milestone on December 31, 2024. The performance milestones are more fully described above under “2021 PSU Program”, including the remaining milestone that was achieved in January 2024.

Option Exercises and Stock Vested in 2023

The following table sets forth information concerning option exercises and stock vested for each of our NEOs during the fiscal year ended December 31, 2023:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value realized on Vesting($)(2)
Brian Goff	—	—	48,219	1,324,917
Cecilia Jones	—	—	12,852	339,434
James Burns	—	—	13,155	367,921
Sarah Gheuens M.D., Ph.D.	—	—	11,745	327,121
Tsveta Milanova	—	—	5,449	159,056

(1)	The value realized when the stock options were exercised represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the stock options.

(2)	The value realized when the stock awards vested represents the number of shares underlying the units vested multiplied by market value of the shares on the vesting date.

Employment, Severance and Change in Control Arrangements

Employment Offer Letters and Employment Agreements

We have entered into employment offer letters or employment agreements with each of our NEOs pursuant to which such NEO is employed “at will,” meaning we or each NEO may terminate the employment arrangement at any time. Such offer letters establish the NEO’s title, initial compensation arrangements, and eligibility for benefits made available to employees generally.

In connection with his appointment as chief executive officer, we entered into an employment agreement with Mr. Goff, effective August 8, 2022, providing for the terms of his employment, including (i) an annual base salary of $775,000; (ii) an annual target bonus of at least 70% of his base salary, to be pro-rated with respect to 2022; (iii) a one-time grant of an option to purchase 561,083 shares of common stock at an exercise price of $29.38 per share, the closing price on the date of grant, which shall vest as to 25% of the underlying shares on August 8, 2023 and as to the remaining shares on a monthly basis thereafter; (iv) a one-time grant of 68,073 RSUs, each unit representing a contingent right to receive one share of common stock, which shall vest in equal annual installments on the first, second and third anniversaries of the date of grant; (v) a one-time grant of 170,183 PSUs, each unit representing a contingent right to receive one share of common stock, which shall vest as to the underlying shares of common stock upon the achievement of specified research, clinical and regulatory milestones, which are more fully described under “2022 PSU Program” above; (vi) a relocation bonus of $250,000; and (vii) severance benefits as further described below. The stock options, RSUs and PSUs were granted outside our 2013 Stock Incentive Plan, as an inducement material to Mr. Goff’s entry into employment with us in accordance with Nasdaq Listing Rule 5635(c)(4).

In connection with her appointment as chief financial officer, we entered into an employment agreement with Ms. Jones, effective September 26, 2022, providing for the terms of her employment, including (i) an annual base salary of $475,000; (ii) an annual target bonus of at least 45% of her base salary, to be pro-rated with respect to 2022; (iii) a one-time grant of an option to purchase 118,390 shares of common stock at an exercise price of $27.88 per share, the closing price on the date of grant, which shall vest as to 25% of the underlying shares on September 26, 2023 and as to the remaining shares on a monthly basis thereafter; (iv) a one-time grant of 22,417 RSUs, each unit representing a contingent right to receive one share of common stock, which shall vest in equal annual installments on the first, second and third anniversaries of the date of grant; (v) a one-time grant of 10,760 PSUs, each unit representing a contingent right to receive one share of common stock, which shall vest as to one-half of the underlying shares of common stock upon the achievement of specified clinical and regulatory milestones, which are more fully described under “2022 PSU Program” above; (vi) a sign-on bonus of $175,000; and (vii) severance benefits as further described below. The stock options, RSUs and PSUs were granted outside our 2013 Stock Incentive Plan, as an inducement material to Ms. Jones’ entry into employment with us in accordance with Nasdaq Listing Rule 5635(c)(4).

In connection with her appointment as chief commercial officer, we entered into an employment agreement with Ms. Milanova, effective December 5, 2022, providing for the terms of her employment, including (i) an annual base salary of $510,000; (ii) an annual target bonus of at least 45% of her base salary; (iii) a one-time grant of an option to purchase 135,682shares of common stock at an exercise price of $27.53 per share, the closing price on the date of grant, which shall vest as to 25% of the underlying shares on January 3, 2024 and as to the remaining shares on a monthly basis thereafter; (iv) a one-time grant of 25,426 RSUs, each unit representing a contingent right to receive one share of common stock, which shall vest in equal annual installments on the first, second and third anniversaries of the date of grant; (v) a one-time grant of 10,897 PSUs, each unit representing a contingent right to receive one share of common stock, which shall vest as to one-half of the underlying shares of common stock upon the achievement of specified clinical and regulatory milestones, which are more fully described under “2022 PSU Program” above; (vi) a sign-on bonus of $150,000; and (vii) severance benefits as further described below. The stock options, RSUs and PSUs were granted outside our 2013 Stock Incentive Plan, as an inducement material to Ms. Milanova’s entry into employment with us in accordance with Nasdaq Listing Rule 5635(c)(4).

Severance Benefits Plan

In 2016, our compensation & people committee adopted the Severance Plan, which was subsequently amended on October 6, 2022, which applies to our NEOs and certain other officers and key employees. The Severance Plan provides for severance benefits in the event of a termination of such NEO’s employment by us without cause or by such employee for good reason either (i) before or more than 18 months after a change in control (“non change of control termination”), or (ii) within 18 months following a change in control (“change of control termination”). Except as specifically provided below, the severance benefits set forth in the Severance Plan supersede any severance benefits set forth in award agreements and/or employment offer letters with such NEOs.

Benefits Provided Upon Termination Not in Connection with a Change in Control. Under the terms of the Severance Plan, (and pursuant to Mr. Goff’s, Ms. Jones’ and Ms. Milanova’s employment agreements with respect to vesting acceleration of New Hire Equity Awards (as defined below)), subject to the execution and effectiveness of a release of claims against us, if a NEO’s employment is terminated by us without cause or by such NEO for good reason prior to or more than 18 months following a change in control:

(i)

we are obligated (A) to pay an amount equal to the NEO’s then-current monthly base salary for a period of 12 months and 100% of such NEO’s target annual cash incentive in a lump sum, and (B) subject to certain exceptions, to contribute to the cost of COBRA coverage for health and dental insurance on the same basis as our contribution to company-provided health and dental insurance coverage in effect for active employees with the same coverage elections for a period of 12 months; and

(ii)

there will be no vesting acceleration for any equity award made to our NEOs except that, (1) the initial RSUs and options granted to Mr. Goff and Ms. Jones upon commencement of their employment with the company and (2) any equity award granted after October 6, 2022 in connection with a NEOs commencement of employment with the company that vests solely based on the continued performance of services (collectively, “New-Hire Equity Awards”) will, (A) (i) in the event of a non-change of control termination or (ii) a termination on account of death or disability prior to a change in control, become vested with respect to the portion of the New-Hire Equity Award that would have vested during the one-year period following such termination of service, and (B) in the case of New-Hire Equity Awards that are stock options, be exercisable for a period of 12 months following the termination of service.

Benefits Provided Upon Termination in Connection with a Change in Control. Under the terms of the Severance Plan, subject to the execution and effectiveness of a release of claims against us, if a NEO’s employment is terminated by us without cause or by such NEO for good reason within 18 months following a change in control:

(i)

we are obligated (A) to pay an amount equal to the NEO’s then-current monthly base salary for a period of 12 months and 100% of such NEO’s target annual cash incentive in a lump sum, with the exception of our chief executive officer, who will be entitled to an amount equal to his then-current monthly base salary for a period of 24 months and 200% of his target annual cash incentive in a lump sum, and (B) subject to certain exceptions, to contribute to the cost of COBRA coverage for health and dental insurance on the same basis as our contribution to company-provided health and dental insurance coverage in effect for active employees with the same coverage elections for a period of 12 months, with the exception of our chief executive officer, who will be entitled to such insurance for a period of 24 months; and

(ii)

any unvested equity awards that vest solely based on continued service shall become fully vested and any equity award that vests based on the achievement of performance metric(s) shall be treated in accordance with the terms of the equity award agreement or the plan under which the award was granted.

Other Agreements

We have entered into non-competition, non-solicitation, confidentiality and assignment agreements with each of our NEOs. Under the non-competition, non-solicitation, confidentiality and assignment agreements, each NEO has agreed (i) not to compete with us during such officer’s employment and for a period of one year after the termination of such officer’s employment, (ii) not to solicit our employees or customers during his or her employment and for a period of one year after the termination of such officer’s employment, (iii) to protect our confidential and proprietary information, and (iv) to assign to us related intellectual property that is developed during the course of such officer’s employment and for a period of six months after the termination of such officer’s employment, that results from tasks assigned by us or that results from the use of our property, premises, or confidential information.

Potential Payments Upon Termination or Change in Control

In 2016, our compensation & people committee adopted the Severance Plan, which applies to our NEOs. The Severance Plan provides for severance benefits in the event of a termination of such NEO’s employment by us without cause or by such employee for good reason, either (i) before or more than 18 months after a change in control, or (ii) within 18 months following a change in control. The Severance Plan also provides for certain severance benefits in the event of a termination of such NEO’s employment due to death or disability prior to a change in control. Receipt of any severance benefits under the Severance Plan requires that the NEO comply with the provisions of any applicable non-competition, non-solicitation, and other obligations to us; and execute and deliver a suitable severance agreement and release under which the NEO releases and discharges us and our affiliates from and on account of any and all claims between us and the NEO. In October 2022, our board of directors adopted certain revisions to the Severance Plan. See “—Severance Benefits Plan” above for a further description of the terms of the Severance Plan.

The following table sets forth potential payments upon termination and change in control that would be made to our NEOs, assuming that such termination or change in control occurred on December 31, 2023, after giving effect to the Severance Plan and the terms of Mr. Goff’s, Ms. Jones’ and Ms. Milanova’s employment agreements, as applicable. In addition to the amounts shown in the table below, each NEO would be entitled to receive payments for base salary through the date of termination and payment for any reimbursable business expenses incurred.

Triggering Event
Name	Benefit	Change in Control (Without Termination of Employment) ($)	Resignation For Good Reason or Termination Without Cause Before or More Than 18 Months Following a Change in Control ($)	Resignation For Good Reason or Termination Without Cause Upon or Within 18 Months Following a Change-in- Control ($)	Termination Due to Death or Disability Prior to a Change in Control ($)
Brian Goff	Severance Payments	—	798,250(1)	1,596,500(2)	—
	Bonus Payment	—	558,775(3)	1,117,550(4)	—
	Continuation of Benefits	—	28,011(5)	56,022(6)	—
	Market Value of Stock Vesting(10)	—	505,329(7)	1,578,542(8)	505,329(9)

	Total	—	1,890,364	4,348,614	505,329
Cecilia Jones	Severance Payments	—	484,500(1)	484,500(1)	—
	Bonus Payment	—	218,025(3)	218,025(3)	—
	Continuation of Benefits	—	18,637(5)	18,637(5)	—
	Market Value of Stock Vesting(10)	—	166,409(7)	466,445(8)	166,409(9)

	Total	—	887,571	1,187,607	166,409
James Burns	Severance Payments	—	497,007(1)	497,007(1)	—
	Bonus Payment	—	223,653(3)	223,653(3)	—
	Continuation of Benefits	—	23,384(5)	23,384(5)	—
	Market Value of Stock Vesting(10)	—	—	478,805(8)	—

	Total	—	744,045	1,222,850	—
Sarah Gheuens, M.D., Ph.D.	Severance Payments	—	566,500(1)	566,500(1)	—
	Bonus Payment	—	254,925(3)	254,925(3)	—
	Continuation of Benefits	—	—	—	—
	Market Value of Stock Vesting(10)	—	—	1,045,643(8)	—

	Total	—	821,425	1,867,068	—
Tsveta Milanova	Severance Payments	—	510,000(1)	510,000(1)	—
	Bonus Payment	—	229,500(3)	229,500(3)	—
	Continuation of Benefits	—	16,612(5)	16,612(5)	—
	Market Value of Stock Vesting(10)	—	188,746(7)	566,237(8)	188,746(9)

	Total	—	944,858	1,322,349	188,746

(1)	Represents 12 monthly payments of each executive’s monthly base salary from the time of termination.

(2)	Represents 24 monthly payments of executive’s monthly base salary from the time of termination.

(3)	Represents a lump sum payment equal to each executive’s target annual cash incentive bonus.

(4)	Represents a lump sum payment equal to two years of executive’s target annual cash incentive bonus.

(5)	Represents the cost of continued health and dental benefits. These benefits are payable until 12 months following termination.

(6)	Represents the cost of continued health and dental benefits. These benefits are payable until 24 months following termination.

(7)

Pursuant to their employment agreements and the Severance Plan, in the event of a termination of employment by us without cause or by such employee for good reason before or more than 18 months after a change in control, each of Mr. Goff, Ms. Jones and Ms. Milanova would be entitled 12 months of acceleration with respect to the vesting of the stock options and RSUs granted to them in connection with the start of their employment.

(8)	Represents the acceleration of vesting as to 100% of the unvested stock options and RSUs held by the NEO.

(9)

Pursuant to their employment agreements and the Severance Plan, in the event of a termination of employment due to death or disability prior to a change in control, each of Mr. Goff, Ms. Jones and Ms. Milanova would be entitled 12 months of acceleration with respect to the vesting of the stock options and RSUs granted to them in connection with the start of their employment.

(10)

These awards would become vested and the value of the acceleration would be equal to (i), in the case of options, the shares subject to unvested options multiplied by the excess (if any) of the then current stock price over the exercise price of the options and (ii), in the case of RSUs, the number of unvested RSUs multiplied by the then current stock price. For purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 29, 2023, or $22.27 per share.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer. The purpose of this disclosure is to provide a measure of the equitability of pay within our company. We believe our compensation philosophy and process yield an equitable result for all of our employees.

There have been no changes in our employee population or employee compensation arrangements during 2023 that we believe would significantly impact the calculations of this pay ratio and require us to identify a new median employee for 2023. Therefore, as permitted by SEC rules, for 2023, we chose to use the same median employee identified in fiscal year 2022.

We identified the median employee for 2022 as of October 1, 2022, by (i) aggregating for each applicable employee (A) annual base salary for salaried employees (or hourly rate multiplied by expected annual work schedule, for hourly employees), (B) target bonus for 2022, and (C) the estimated fair value of any equity awards granted during the fiscal year ended December 31, 2022 and, (ii) ranking this aggregated compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Mr. Goff, our chief executive officer.

Mr. Goff’s 2023 compensation, for purposes of this pay ratio disclosure, was $3,416,453. The annual total compensation for our median employee for 2023 was $257,278 resulting in a pay ratio of approximately 13 to 1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC regulations based on our internal records and the methodology described above. The SEC regulation for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance Disclosure
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs”) and
Non-PEO
NEOs and company performance for the fiscal years listed below. The compensation & people committee did not consider the pay versus performance disclosure below in making its compensation decisions for any of the years shown. For discussion of how our compensation & people committee seeks to align pay with performance when making compensation decisions, please review Compensation Discussion and Analysis beginning on page 41 of this Proxy Statement.

Year	Summary Compensation Table Total for PEO 1(1) ($)	Summary Compensation Table Total for PEO 2(1) ($)	Compensation Actually Paid to PEO 1 (1)(2)(3) ($)	Compensation Actually Paid to PEO 2(1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3) ($)	Value of Initial Fixed $100 Investment based on:(4)		Net Income ($ Millions)	Net Product Revenue 5 ($ Millions)
							Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)
2023	—	3,416,453	—	2,214,078	2,436,689	2,165,913	46.64	118.87	(352)	26.82
2022	4,911,049	11,744,447	3,809,001	11,143,330	1,958,794	1,440,120	58.81	113.65	(232)	11.74
2021	6,519,427	—	1,457,816	—	2,188,153	857,046	68.84	126.45	1,605	0.00
2020	7,611,975	—	4,331,979	—	2,444,510	1,212,140	90.74	126.42	(327)	0.00

(1)
Jacqualyn A. Fouse, Ph.D. (PEO 1) was our PEO for 2020, 2021 and until August 8, 2022. Brian Goff (PEO 2) became our PEO on August 8, 2022 and is our PEO for 2023. The individuals comprising the
Non-PEO
NEOs for each year presented are listed below.

2020	2021	2022	2023
Jonathan Biller	Jonathan Biller	Jonathan Biller	Sarah Gheuens, M.D., Ph.D.
Christopher Bowden	Christopher Bowden	Bruce Car, Ph.D.	Cecilia Jones
Bruce Car, Ph.D.	Bruce Car, Ph.D.	Sarah Gheuens, M.D., Ph.D.	James Burns
Andrew Hirsch	Sarah Gheuens, M.D., Ph.D.	Richa Poddar	Tsveta Milanova
	Richa Poddar	Cecilia Jones
	Darrin Miles	James Burns

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect the actual amount of compensation actually earned, realized, or received by the company’s NEOs during the applicable years. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column for PEO 2 and the non-PEO
NEOs are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for PEO 2 ($)	Exclusion of Stock Awards and Option Awards for PEO 2 ($)	Inclusion of Equity Values for PEO 2 ($)	Compensation Actually Paid to PEO 2 ($)
2023	3,416,453	(1,957,478)	755,103	2,214,078

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	2,436,689	(1,447,179)	1,176,403	2,165,913
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO 2 ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in any Prior Year for PEO 2 ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO 2 ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards Granted in any Prior Year that Vested During Year for PEO 2 ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO 2 ($)	Total—Inclusion of Equity Values for PEO 2 ($)
2023	1,620,776	(2,016,524)	—	1,150,851	—	755,103

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards Granted in any Prior Year for Non-PEO NEOs ($)	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards Granted in any Prior Year that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total—Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	1,120,044	(206,555)	71,417	191,497	—	1,176,403

(4)
The peer group total shareholder return (“TSR”) set forth in this table utilizes the NASDAQ Biotechnology Index (“NASDAQ Biotech Index”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report on Form
10-K
for the year ended December 31, 2023, filed with the SEC on February 15, 2024. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the company and in the NASDAQ Biotech Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)
We determined net product revenue to be the most important financial performance measure used to link company performance to Compensation Actually Paid to our PEOs and
Non-PEO
NEOs in 2023. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years. Assumptions used in revenue recognition are described in Note 2, Summary of Significant Accounting Policies, to our Consolidated Financial Statements in our Annual Report on Form
10-K
for the year ended December 31, 2023, filed with the SEC on February 15, 2024.

Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Cumulative TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and the cumulative TSR over the four most recently completed fiscal years for the company and the NASDAQ Biotech Index.

Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our net income during the four most recently completed fiscal years.

Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Net Product Revenue
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our net product revenue during the four most recently completed fiscal years.

Tabular List of Most Important Financial and
Non-Financial
Performance Measures
The following table presents the financial and
non-financial
performance measures that the company considers to have been the most important in linking Compensation Actually Paid to our PEOs and other
Non-PEO
NEOs for 2023 to company performance. Of these measures, as noted above, we have identified net product revenue to be the most important financial performance measure used to link company performance to Compensation Actually Paid to our PEOs and
Non-PEO
NEOs in 2023.

Net Product Revenue Clinical Milestones Research Milestones
#  #  #

Securities Authorized for Issuance Under Our Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2023.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	—		—
2013 Stock Incentive Plan	5,566,323	(1)	$47.88	(2)	—
2013 Employee Stock Purchase Plan	—		—		1,686,039	(3)
2023 Stock Incentive Plan	325,976		26.44	(2)	4,989,341
Equity compensation plans not approved by security holders(4)	1,122,911	(1)	$28.85	(5)	—

Total	7,015,210		$44.94		6,675,380

(1)	PSUs are included assuming maximum performance for all outstanding unvested PSUs.

(2)

The calculation does not take into account the 1,252,777 shares of common stock subject to outstanding RSUs under the 2013 Stock Incentive Plan, the 404,828 shares of common stock subject to outstanding PSUs under the 2013 Stock Incentive Plan, or the 93,807 shares of common stock subject to outstanding RSUs under the 2023 Stock Incentive Plan. RSUs and PSUs do not have an exercise price. Such shares will be issued at the time such awards vest, without any cash consideration payable for those shares.

(3)	As of December 31, 2023, the evergreen provision in our 2013 Employee Stock Purchase Plan is no longer operative.

(4)

Represents inducement awards granted to Mr. Goff, Ms. Jones and Ms. Milanova during 2022 and 2023 outside of our 2013 Stock Incentive Plan, as inducements material to Mr. Goff’s, Ms. Jones’ and Ms. Milanova’s entry into employment with us in accordance with Nasdaq Listing Rule 5635(c)(4). These awards consist of (i) an option to purchase 561,083 shares of common stock at an exercise price of $29.38 per share granted to Mr. Goff, an option to purchase 118,390 shares of common stock at an exercise price of $27.88 per share granted to Ms. Jones, and an option to purchase 135,682 shares of common stock at an exercise price of $27.53 per share granted to Ms. Milanova, which options shall vest as to 25% of the underlying shares on the one year anniversary of the respective dates of grant and as to the remaining shares on a monthly basis thereafter; (ii) grants of 68,073 RSUs, 22,417 RSUs and 25,426 RSUs to Mr. Goff, Ms. Jones and Ms. Milanova, respectively, each unit representing a contingent right to receive one share of common stock, which RSUs shall vest in equal annual installments on the first, second and third anniversaries of the respective dates of grant; (iii) a grant of 170,183 PSUs to Mr. Goff, each unit representing a contingent right to receive one share of common stock, which PSUs shall vest upon the achievement of specified research, clinical and regulatory milestones; (iv) a grant of 10,760 PSUs to Ms. Jones, each unit representing a contingent right to receive one share of common stock, which PSUs shall vest upon the achievement of specified clinical and regulatory milestones; and (v) a grant of 10,897 PSUs to Ms. Milanova, each unit representing a contingent right to receive one share of common stock, which PSUs shall vest upon the achievement of specified clinical and regulatory milestones. For more information about the awards, see “Executive Compensation” above.

(5)

This calculation does not take into account the 115,916 shares subject to RSUs or the 191,840 shares subject to PSUs granted as inducement awards. RSUs and PSUs do not have an exercise price. Such shares will be issued at the time such awards vest, without any cash consideration payable for those shares.

Compensation Committee Interlocks and Insider Participation

For 2023, the members of our compensation & people committee were Ms. Smith (chair), Ms. Owen (who joined in June 2023), Ms. Foster and, prior to their resignation from our board of directors in May and June 2023, respectively, Dr. Maraganore and Mr. Clancy, none of whom is, or ever has been, an officer or employee of our company. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has one or more executive officers who served as a member of our board of directors or compensation & people committee during the fiscal year ended December 31, 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2023, we have not engaged in any transactions with our directors, director nominees, executive officers and holders of more than 5% of our voting securities (or their immediate family members), or affiliates of our directors, executive officers and 5% stockholders.

Policies and Procedures for Related Party Transactions

We have adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our principal financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and their immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual consolidated gross revenues; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

Our related persons transaction policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation & people committee in the manner specified in its charter.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Section 14A of the Exchange Act. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. At the 2022 annual meeting of stockholders, stockholders approved, on an advisory basis, an annual advisory vote on the compensation of our named executive officers. In accordance with the results of this vote, the board of directors determined to implement an advisory vote on the compensation of our named executive officers every year.

The section of this Proxy Statement titled “Executive Compensation” beginning on page 41, including “Compensation Discussion and Analysis,” describes in detail our executive compensation program and the decisions made by our compensation & people committee and board of directors for the year ended December 31, 2023. As we describe in greater detail in the “Compensation Discussion and Analysis” section, our executive compensation program is designed to reward value creation for stockholders and progress towards achieving our mission and promote company performance. At the same time, we believe our program does not encourage excessive risk-taking by management. While we do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation, we generally strive to provide our NEOs with a mix of short-term and long-term performance-based incentives to encourage strong performance, and our board of directors believes that this link between compensation and the achievement of our short- and long-term business goals has helped drive our performance over time.

Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis”, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by the company or the board of directors (or any committee thereof), create or imply any change to the fiduciary duties of the company or the board of directors (or any committee thereof), or create or imply any additional fiduciary duties for the company or the board of directors (or any committee thereof). However, our compensation & people committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and intend to consider carefully the outcome of the vote when making future compensation decisions for NEOs.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE, ON AN ADVISORY BASIS, TO APPROVE THE COMPENSATION OF OUR NEOS BY VOTING ‘FOR’ THIS PROPOSAL.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 and the board of directors has directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. PwC has served as the company’s registered public accountant since May 5, 2017. Representatives of PwC are expected to participate in the Annual Meeting, will have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Stockholder ratification of the appointment of PwC as the company’s independent registered public accounting firm is not required by Delaware law, our certificate of incorporation or our bylaws. However, the board of directors is submitting the audit committee’s selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company and its stockholders.

Independent Registered Public Accountants’ Fees

The following table represents aggregate fees billed to us for services related to the fiscal years ended December 31, 2023 and 2022 by PwC.

	Fiscal Year Ended December 31,
	2023	2022
Audit Fees(1)	$1,382,000	$1,357,000
Audit Related Fees(2)	—	—
Tax Fees(3)	9,400	—
All Other Fees(4)	5,738	5,738

Total	$1,397,138	$1,362,738

(1)

Audit fees consist of fees billed for professional services performed for the audit of our annual consolidated financial statements, the review of interim consolidated financial statements, and related services that are normally provided in connection with registration statements, comfort letters, and other SEC filings.

(2)

Audit related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, such as fees for the adoption of new accounting standards.

(3)	Tax fees consist of fees for professional services, including tax consulting, compliance, and transfer pricing services.

(4)	All other fees consist of database subscription fees.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of PwC, and has concluded that the provision of such services is compatible with maintaining such independence.

Pre-Approval Policies and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. These policies and procedures generally provide that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our audit committee may also delegate to one or more subcommittees or an individual member of our audit committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by a subcommittee or member of our audit committee pursuant to this delegated authority is reported on at the next meeting of our audit committee. During our 2023 and 2022 fiscal years, all of the services provided by PwC were pre-approved by our audit committee.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be included in our proxy statement and form of proxy relating to, and presented at, our annual meeting of stockholders to be held in 2025 must be received by us no later than December 27, 2024, which is 120 days prior to the first anniversary of the mailing date of this proxy, unless the date of the 2025 annual meeting of stockholders is changed by more than 30 days from the anniversary of the Annual Meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

In addition, our bylaws establish an advance notice procedure for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting, but which will not be included in our proxy statement. The required notice must be delivered by the stockholder and received by our Secretary at our principal executive office and must otherwise meet the requirements set forth in our bylaws (including providing the information required by Rule 14a-19 under the Exchange Act). In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2025 annual meeting of stockholders, such a proposal must be received by us no earlier than February 20, 2025 and no later than March 22, 2025. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the close of business 120 calendar days prior to such annual meeting and no later than the close of business on the later of (i) 90 days prior to such annual meeting and (ii) 10 days following the day on which notice of the date of such annual meeting was given or public announcement of the date of such annual meeting was first made, whichever occurs first. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the board of directors for the 2025 annual meeting of stockholders may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our bylaws which also specify requirements as to the form and content of a stockholder’s notice.

Any proposals, notices or information about proposed director candidates should be sent to:

William Cook, Corporate Secretary

Agios Pharmaceuticals, Inc.

88 Sidney Street

Cambridge, MA 02139

OTHER MATTERS

We do not know of any business that will be presented for consideration or action by the stockholders at the Annual Meeting other than that described in this Proxy Statement. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes.

We hope that you will virtually attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote your shares over the internet or by telephone, or to complete, date, sign and return the proxy card that may be delivered to you upon request in the accompanying postage-prepaid envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

P.C. BOX 16, CARY, NC 27512-9901 Agios Your vote matters! X Have your ballot ready and please use one of the methods below for easy voting Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Scan QR for digital voting Agios Pharmaceuticals, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 22, 2024 Thursday, June 20, 20249:00 AM, Eastern Time Annual Meeting to be held live via the Internet-please visit www.proxydocs.com/AGIO for more details. YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 9:00 AM, Eastem Time, June 20, 2024. This proxy is being solicited on behalf of the Board of Directors Internet: www.proxypush.com/AGIO Cast your vote online prior to the meeting by 8:59am on June 20, 2024 Have your Proxy Card ready Follow the simple instructions to record your vote Phone: 1-866-509-2148 Use any touch-tone telephone to vote prior to the meeting by 8:59am on June 20, 2024 • Have your Proxy Card ready Follow the simple recorded instructions Mail: Mark, sign and date your Proxy Card • Fold and retum your Proxy Card in the postage-paid envelope provided (must be received no later than June 19, 2024 The undersigned hemby appoints Cecilla Jones and Jim Bums (the “Named Proxies”), and each or other of them, as the true and lawful attomeys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Agios Pharmaceuticals, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be property brought before the meeting or any adjournment thereof, conforting authority upon such true and lawful attomeys to vote In their discretion on such other matters as may property come before the meeting and revoking any proxy hometofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when property executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may property come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you nood not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved agios

Agios Pharmaceuticals, Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND **FOR** PROPOSALS 2 AND 3.

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect each of the four Class II director nominees set forth in the Proxy Statement, each to serve for a three-year term expiring at the 2027 annual meeting of stockholders and until his or her respective successor is duly elected and qualified.	FOR	WITHHOLD		
	1.01 Kaye Foster	☐	☐		FOR
	1.02 Maykin Ho, Ph.D.	☐	☐		FOR
	1.03 Jeffrey Capello	☐	☐		FOR
	1.04 Catherine Owen	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	To vote, on an advisory basis, to approve the compensation paid to our named executive officers.	☐	☐	☐	FOR
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐	FOR
	Note: The proxies are authorized to vote, in their discretion, upon such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.				

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date

1. To olectoach of the four Class II director nominees set forth in the Proxy Statement, each to serve for a three-year term expiring at the 2027 annual meeting of stockholders and until his or her respective successor is duly elected and qualified. WITHHOLD 1.01 Kaye Foster FOR 1.02 Maykin Ho, Ph.D. 1.03 Jeffrey Capello 1.04 Catherine Owon FOR FOR FOR 2. To voto, on an advisory basis, to approve the compensation paid to our named executive officers. 3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Note: The prodes are authorized to vote, in their discretion, upon such other business that may property come before the Annual Meeting or any adjournment or postponement thereof. AGANST ADSTAIN FOR FOR You must register to attend the meeting online and/or participate at www.proxydocs.com/AGIO. Authorized Signatures-Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should indude title and authority. Corporations should provide full name of corporation and title of authorized officer signing the ProxyNote Form Signature (and Tide applicable) Dal Signature (if hold jointly) Date